UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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A. M. Castle & Co.

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A. M. CASTLE & CO.
Brian p. Anderson
Chairman of the Board
March 25, 2011
Dear Stockholder of
A. M. Castle & Co.:
You are cordially invited to attend A. M. Castle & Co.’s (“Castle”) 2011 annual meeting of stockholders, which will be held on Thursday, April 28, 2011, beginning at 10:00 a.m., Central Daylight Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.
At the annual meeting, our senior executives will report to you on Castle’s 2010 results, current business conditions and recent developments at Castle. Our senior executives and Board members will be present to answer your questions concerning Castle.
The formal notice of the annual meeting and proxy statement follow.
Whether or not you plan to attend the annual meeting, please ensure that your shares are represented by giving us your proxy. You can do this by signing, dating and returning the enclosed proxy, by contacting us by telephone or by submitting your vote via the internet.
Sincerely,

Brian P. Anderson
Chairman of the Board

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 28, 2011
NOTICE IS HEREBY GIVEN that the 2011 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 28, 2011, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:
1.
To elect the directors named in the attached proxy statement to the Company’s board of directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified;

2.	To hold a non-binding advisory vote on executive compensation (“say-on-pay”);

3.	To hold a non-binding advisory vote on the frequency of say-on-pay votes (“say-when-on-pay”);

4.	To approve an amendment and restatement to our 2008 Restricted Stock, Stock Option and Equity Compensation Plan (the “Plan”) to modify certain of the terms of the Plan;

5.	To approve an amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 2,000,000 to 2,750,000;

6.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

7.	To conduct any other business that may properly come before the Annual Meeting and any adjournments thereof.
The Board of Directors (the “Board”) of the Company has fixed the close of business on March 1, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A copy of our Annual Report to stockholders for the year ended December 31, 2010, a proxy statement and proxy card accompany this notice.
Whether or not you plan to attend the Annual Meeting, we hope you will vote on the matters to be considered. You may vote by telephone, internet, written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone or by internet as to how you would like to vote. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

BY ORDER OF THE BOARD,

/s/ Robert J. Perna
Robert J. Perna
Vice President,
Franklin Park, IL	General Counsel and Secretary
March 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on April 28, 2011: The Proxy Statement and Annual Report to
Stockholders are available at http://www.amcastle.com/investors/default.aspx

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131
PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2011 Annual Meeting of stockholders and any adjournment thereof (the “Annual Meeting”). As of the close of business on March 1, 2011, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 22,979,410 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting. If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.
We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about March 25, 2011.
Solicitation Costs
All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has retained Alliance Advisors to assist in the solicitation of proxies. Alliance Advisors fees are estimated to be $6,000, plus out-of-pocket expenses, to assist in the solicitation. Officers, directors and employees of the Company may also solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.
Voting Securities
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.
If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the selection of independent auditors (Proposal 6) to be a routine matter. As a result, your broker is permitted to vote your shares on that proposal at its discretion if it does not receive instruction from you. All proposals that stockholders will consider at the Annual Meeting, other than Proposal 6, are non-routine matters and if a beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to the proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.
With respect to Proposal 1, Directors are elected by a plurality of the votes cast, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote. If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the Annual Meeting, the majority of the directors then in office will be entitled under our Articles of Incorporation and Bylaws to fill the resulting vacancy in the Board. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

The say-on-pay proposal (Proposal 2) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of all of the shares cast at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. For purposes of this advisory vote on the say-on-pay proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.
The say-when-on-pay proposal (Proposal 3) represents an advisory vote and the results will not be binding on the Board or the Company. You may vote for “ONE YEAR”, “TWO YEARS”, or “THREE YEARS”, or abstain. Please select one choice only. The option of one year, two years or three years that receives a majority of all the votes cast at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to the frequency of submission to stockholders of the “say-on-pay” proposal. For purposes of this advisory vote on the say-when-on-pay proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.
The amendment to our 2008 Restricted Stock, Stock Option and Equity Compensation Plan (Proposal 4) requires the affirmative vote of a majority of all of the shares cast at the Annual Meeting, provided that shareholders holding a majority of the outstanding shares of our common stock actually cast votes on this proposal. Accordingly, an abstention will have the effect of a vote against this proposal, and broker non-votes will have the same effect as votes against this proposal, unless holders of a majority of the outstanding shares of our common stock actually cast votes on this proposal, in which event broker non-votes will not have any effect on the results of the vote.
For approval of the increase of 750,000 shares of the Company’s common stock authorized for issuance under our 2008 Restricted Stock, Stock Option and Equity Compensation Plan (Proposal 5) the affirmative vote of a majority of all of the shares cast at the Annual Meeting is required for approval, provided that shareholders holding a majority of the outstanding shares of our common stock actually cast votes on this proposal. Accordingly, an abstention will have the effect of a vote against this proposal, and broker non-votes will have the same effect as votes against this proposal, unless holders of a majority of the outstanding shares of our common stock actually cast votes on this proposal, in which event broker non-votes will not have any effect on the results of the vote.
The affirmative vote of the majority of all of the votes cast at the Annual Meeting is required for the adoption of the proposal to ratify the selection of independent auditors (Proposal 6); accordingly, abstentions will not be counted as votes cast and will have no effect on the results of the vote.
All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.
Revocability of Proxy
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Householding of Proxy Materials
The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 3400 North Wolf Road, Franklin Park, Illinois 60131. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board currently has 12 members. All members of the Board are elected annually. Mr. William Hall and Mr. Robert Hamada, both of whom have served as directors since 1984, will retire as directors as of the date of the Annual Meeting. As a result, the size of our Board will decrease to 10 effective upon their retirement. This action does not require a By-laws amendment as our current By-laws provide for a range of no less than 8 or more than 12 members.
Ten directors will be elected at the Annual Meeting. All directors are elected for a term of one year, until the 2012 annual meeting of stockholders, and until their successors are elected and qualified. If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting. All nominees are currently members of our Board.
The following information is given as of the date of this proxy statement for each individual who has been recommended for election by the Board. All of our director nominees bring to our Board a wealth of leadership experience and have demonstrated business acumen and an ability to exercise sound business judgment. They also bring extensive Board experience. In addition, we believe all of our director nominees have a reputation for integrity, honesty and adherence to the highest ethical standards. The biographies of each of the director nominees is set forth below and includes the name of each nominee, the year in which each nominee first became a director of the Company, the nominee’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.
The Board recommends a vote “FOR” the nominees presented in Proposal 1

Brian P. Anderson	Director since 2005	Age 60

Chairman of the Board of the Company since April 2010. Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from 2004 to 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc. since 1999, Pulte Homes Inc. since 2005 and James Hardie Industries, SE since 2006.

Mr. Anderson served as the chief financial officer of two publicly-traded companies, held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. As a result, he has in-depth knowledge of accounting and finance as well as familiarity in risk management and risk assessment and the application of the Committee of Sponsoring Organizations of the Treadway Commission internal controls framework. In addition, while serving as a chief financial officer of one of the two publicly-traded companies, Mr. Anderson also had primary responsibility for the supply chain and logistics of that company. Mr. Anderson presently serves on the compensation committee of one public company, the governance committee of three, and the Audit committee of three.

Thomas A. Donahoe	Director since 2005	Age 75

Retired from the Vice Chairmanship of Price Waterhouse LLP (now known as PriceWaterhouseCoopers, LLP), an accounting and consulting services business, in 1996. Mr. Donahoe previously served as a director of BWAY Corporation from 1996 to 2002, Nicor, Inc. from 1998 to 2008 and Andrew Corp. from 1998 to 2007.

Mr. Donahoe served as Vice Chairman of Price Waterhouse LLP, which provides experience leading a global organization and a strong understanding of public and financial accounting matters for complex global organizations.

Ann M. Drake	Director since 2007	Age 63

Chief Executive Officer of DSC Logistics, Inc., a privately owned logistics and supply chain management company, since 1994.

Ms. Drake’s position as Chief Executive Officer of DCS Logistics, Inc. brings to the Board senior executive experience leading growth, combined with strong knowledge of technology, logistics and supply chain management issues.

Michael H. Goldberg	Director since 2006	Age 57

President and Chief Executive Officer of the Company since 2006. Prior to joining the Company he was Executive Vice President of Integris Metals Corp., an aluminum and stainless steel metal service center, from 2001 to 2005. From 1998 to 2001, Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

Mr. Goldberg’s day to day leadership, as Chief Executive Officer of the Company, provides him with a deep understanding of our operations. He also has extensive experience in the metal service center industry and strong skills leading a publicly listed company.

Patrick J. Herbert, III	Director since 1996	Age 61

General Partner of W. B. & Co. and President of Simpson Estates, Inc., a private asset management firm, since 1992.

Mr. Herbert’s years of executive experience with private equity investments and portfolio management provides valuable financial expertise to the Board, including extensive experience with capital market transactions and investments in both public and private companies.

Terrence J. Keating	Director since 2007	Age 61

Chairman of Accuride Corporation, a manufacturer of steel and forged aluminum wheels for vehicles, from 2007 to 2009. Mr. Keating served as Chief Executive Officer of Accuride from 2002 to 2006; and was President from 2002 to 2005. Mr. Keating served as a director of Accuride from 2002 to 2009. He is also a director of Dana Holding Corporation since 2008.

Mr. Keating’s service as Chief Executive Officer of Accuride Corporation provides the Board a perspective of someone with all facets of a worldwide business, including executive experience leading public company operations and strategic planning. He also has experience overseeing financial reporting and through his service on the board of Dana Holding Corporation, has valuable experience in governance and audit issues.

James D. Kelly	Director since 2010	Age 58

Retired Vice President — Enterprise Initiatives for Cummins Inc., a global manufacturer and distributor of engines and related technologies, a position he held from March 2010 to September 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from 2005 to 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including, most recently, the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through 2005. Mr. Kelly is also a director of Wabash National Corporation since 2006 and Cummins India Limited since 2009.

Mr. Kelly’s service as President, Engine Business and Vice President, Cummins, Inc. brings to the Board senior executive experience leading a worldwide business, including sales and operational expertise. Through his service on the board of Wabash National Corporation and Cummins India Limited he also has valuable experience in governance and executive compensation matters.

Pamela Forbes Lieberman	Director since 2007	Age 57

Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc. since 2007, and VWR Funding, Inc. since 2009.

Ms. Forbes Lieberman’s service as Chief Executive Officer of TruServ Corporation brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes Lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsible for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at Price Waterhouse LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

John McCartney	Director since 1998	Age 58

Chairman of the Board of the Company from 2007 to April 2010. Chairman of the Board of Westcon Group, Inc., a network equipment distribution company, from 2001 to 2009. Mr. McCartney was Vice Chairman of Datatec, Limited, a technology holding company, from 1998 to 2004. Mr. McCartney is also a director of Huron Consulting Group Inc. since 2004 and Chairman since May 2010, Federal Signal Corporation from 2005 to April 2010, Datatec Limited since 2008, and Covance Inc. since 2009.

Mr. McCartney’s years of service in executive leadership at both public and private companies provides the Board a perspective of someone with all facets of multinational operations, including extensive industrial and manufacturing experience in the steel products and technologies sectors. Mr. McCartney also possesses valuable financial expertise, including a background in public accounting and experience as a chief financial officer of a public company where he was directly responsible for financial accounting and reporting issues. Through his service on the boards of other public companies, he also has valuable experience in executive compensation, governance, and audit issues.

Michael Simpson	Director since 1972	Age 71

Retired Chairman of the Board of the Company. Mr. Simpson was elected Vice President of the Company in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an officer of the Company in 2001 and stepped down as Chairman of the Board in 2004.

Mr. Simpson’s experience with the Company, including formerly as our Chairman for 25 years, gives him unique insights into the Company’s challenges, opportunities and operations. He also has expansive knowledge of the metal service center industry.

PROPOSAL 2:
ADVISORY VOTE ON EXECTUIVE COMPENSATION
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As discussed in our Compensation Discussion and Analysis starting on page 28, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. We believe that the Company’s executive compensation programs have been effective at appropriately incentivizing long term shareholder value creation and in enabling the Company to attract and retain very talented executives within our industry.
We are asking our stockholders to indicate their support for our named executive officers compensation as described in this Proxy Statement. This Proposal 2, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2010 executive compensation policies and procedures for named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Although this is an advisory vote which will not be binding on the Company, our Board of Directors or the Human Resources Committee, we will carefully review the results of the vote. The Human Resources Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs.
The Board recommends a vote “FOR” Proposal 2.
PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES
The Dodd-Frank Act also provides that shareholders must be given the opportunity to vote, on an advisory (non-binding) basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this Proposal 3. This non-binding “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting.
After careful consideration of this Proposal 3, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the shareholders determine on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every one year, every two years, or every three years.”
Because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
The Board recommends a vote for a frequency of every “ONE YEAR” for future advisory votes on executive compensation.
PROPOSAL 4:
APPROVAL OF THE AMENDMENT AND RESTATEMENT TO OUR 2008
RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN
The Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan (“the Plan”) was originally adopted by the Board of Directors on December 13, 2007, and was approved by the Company’s stockholders at our 2008 annual stockholders meeting held on April 24, 2008. The Plan was thereafter amended and restated on March 5, 2009 and December 9, 2010. An aggregate of 2,000,000 shares of the Company’s common stock have previously been reserved for issuance under the Plan, subject to adjustment as provided in the Plan. On March 3, 2011, the Board of Directors further amended and restated the Plan, subject to stockholder approval, effective as of April 28, 2011.
Purpose of the Amendment and Restatement
The Board of Directors, the Human Resources Committee of the Board of Directors (the “Committee”), and the Company’s management all believe that the effective use of incentive compensation, including stock-based and cash-based incentives, is essential to attract, motivate and retain directors, key executive, managerial, supervisory and professional employees of the Company, to further align participants’ interests with those of the Company’s stockholders, and to provide participants incentive compensation opportunities which are competitive with other companies in the same industry as the Company, and thereby promote the interests of the Company and our stockholders.
The amendment and restatement modifies the Plan as described below, including, among other things, to permit the Committee to grant performance-based cash awards and such additional stock-based and cash-based incentives determined to be in the Company’s best interest and to approve the inclusion of additional performance criteria on which certain performance-based awards under the Plan may be based. Stockholder approval of the amendment and restatement is sought to satisfy the New York Stock Exchange’s requirements with respect to material revisions of equity compensation plans. Stockholder approval is also necessary to ensure that the Plan continues to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which relates to the annual limitation on the deductibility of executive compensation.
If this Proposal 4 is not approved, among other things, the Company will be unable to grant such new types of awards under the Plan and some of the compensation paid to the Company’s executive officers under the Plan may not be tax deductible to the Company (resulting in additional taxable income for the Company), which the Company believes would adversely affect its ability to offer effective incentives to participants that are consistent with emerging market practices.

Proposed Plan Amendments
At our 2011 annual stockholders’ meeting, stockholders will be requested to consider and approve the amendment and restatement of the Plan, a copy of which is attached to this proxy statement as Appendix A. Key changes to the Plan (in addition to the proposed change to increase the number of shares of the Company’s common stock authorized for issuance under the Plan, as separately described in Proposal 5) include the following:
•	amendment to change the name of the Plan from the “A.M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan” to the “2008 A.M. Castle & Co. Omnibus Incentive Plan”;

•
amendment to permit the Committee to grant performance-based cash awards, which are intended to comply with the exception to the tax deductibility limit under Section 162(m) of the Code for performance-based compensation; provided that no performance-based cash award may be paid to a participant in excess of $2 million for any single year, with any amount earned in excess of $2 million being automatically deferred in accordance with the terms of the Plan;

•
amendment to permit the Committee to grant such additional stock-based and cash-based incentives determined to be in the Company’s best interest and subject to such other terms and conditions that it deems appropriate;

•
amendment (i) to add earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net earnings, net operating profit after taxes, return on assets or net assets, return on capital (including return on total capital or return on invested capital), and the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, strategic initiatives, customer service, safety, corporate development, and leadership development) as performance criteria on which certain awards under the Plan, which are intended to comply with the exception to the tax deductibility limit under Section 162(m) of the Code for performance-based compensation, may be based, (ii) to permit performance criteria under the Plan to be measured relative to a peer group or index, and (iii) to permit the inclusion or exclusion from such performance criteria the impact of charges for restructuring, discontinued operations, extraordinary items and other unusual or non-recurring items and the cumulative effect of tax or accounting changes, each to be done on a GAAP basis;

•	amendment to the definition of “Subsidiary” to include any corporation or entity in which the Company has at least a 50% economic interest;

•
amendment to the definition of “Fair Market Value” to allow the Committee discretion to determine the fair market value of a share of the Company’s common stock, including, but not limited to, the closing market composite price of the Company’s common stock as reported for the NYSE-Composite Transaction as of the applicable date, except as otherwise specified in the Plan or as required by applicable law or regulation;

•
amendment to require participants to repay to the Company or forfeit, as appropriate, any and all awards granted under the Plan to the extent required by applicable law or the “clawback” provisions of any policy adopted by the Committee or the Board of Directors, as each may be amended from time to time;

•
amendment to extend, in the case of a participant who is an employee, the expiration date of nonqualified stock options for a period of three months following the participant’s termination of employment, to the extent otherwise provided in an enforceable agreement between the participant and the Company, but not to exceed ten years from the date of the grant;

•
amendment to eliminate the granting of “reload options” (that is, replacement stock options that would otherwise permit the grantee to purchase an additional number of shares equal to the number of previously owned shares surrendered by the grantee to pay for all or a portion of the exercise price upon exercise of his or her stock options);

•
amendment to require, in the case of restricted stock or restricted stock unit awards that are not subject to the attainment of any performance criteria, a participant to continuously be employed or perform service with the Company or its related affiliates for a period of at least three years, subject to acceleration as determined by the Committee in its discretion;

•
amendment to subject awards granted under the Plan to any change of control provisions specified in an enforceable agreement between the participant and the Company, including, but not limited to, accelerated vesting of all equity performance awards upon termination of employment;

•
amendment to expand the special circumstances affecting the number, class, market price, or terms of the Company’s common stock, including various corporate transactions, in which the Committee shall equitably substitute or adjust the number or class of the Company’s common stock which may be issued under the Plan in the aggregate or to any participant in any calendar year and the number, class, price or terms of shares of the Company’s common stock subject to outstanding awards granted under the Plan;

•
amendment to require, in the case of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding common stock of the Company being converted into or exchanged for different securities, cash, or other property, or any combination thereof, an equitable substitution for each share of the Company’s common stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of the Company’s common stock will be entitled pursuant to the transaction;

•
amendment to permit the Committee or the Board of Directors to authorize the issuance of awards under the Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company or any of its subsidiaries as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, with such awards not counting against the number of shares of the Company’s common stock authorized for issuance under the Plan, to the extent permitted by the New York Stock Exchange’s requirements; and

•	amendment to require any legal action relating to the Plan to be brought only in a federal or state court located in Illinois.
If the Company’s stockholders do not approve the amendment and restatement of the Plan, awards will continue to be made pursuant to and in accordance with the terms of the existing Plan, without regard to any proposed amendments to the Plan, as attached to this proxy statement as Appendix A.
Description of the Plan
The following is a summary of the principal features of the Plan. This summary is subject to, and qualified in its entirety by, the complete text of the Plan, a copy of which (as it is proposed to be amended pursuant to this Proposal 4 and Proposal 5) is attached to this proxy statement as Appendix A. The following summary includes the proposed modifications to the Plan for which the Company is seeking stockholder approval (other than the proposed change to increase the number of shares of the Company’s common stock authorized for issuance under the Plan, as separately described in Proposal 5).
The Plan provides for the granting of awards to directors and to such key executive, managerial, supervisory and professional employees of the Company and its subsidiaries as the Committee may select from time to time. Awards under the Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options, (3) restricted stock, (4) restricted stock units, (5) equity performance awards, including, but not limited to, stock appreciation rights, (6) performance cash awards, and (7) such other stock or cash awards that the Committee determines to be in the best interests of the Company. Currently, approximately 180 employees and 11 non-employee directors are eligible to participate in the Plan.
An aggregate of 2,000,000 shares of the Company’s common stock is reserved for issuance under the Plan, subject to adjustment as described below. Shares available for issuance under the Plan are authorized and unissued shares or issued and outstanding shares reacquired by the Company (including, at the discretion of the Board of Directors, shares purchased in the open market). Shares subject to an award that lapse, expire, terminate, are forfeited or canceled, or are settled in cash will be available for other awards under the Plan. In the event of any change affecting the number, class, market price, or terms of the Company’s common stock by reason of any stock dividend, stock split, spin-off, recapitalization, reorganization, merger, consolidation, disaffiliation of a subsidiary, combination or exchange of shares, stock rights offering, or other similar event, or any distribution to holders of the

Company’s common stock other than a regular cash dividend, the Committee will equitably substitute or adjust the number or class of shares available under the Plan in the aggregate or to any participant in any calendar year and the number, class, price or terms of shares subject to any outstanding awards granted under the Plan. In the case of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding common stock of the Company being converted into or exchanged for different securities, cash, or other property, or any combination thereof, there shall be an equitable substitution for each share of the Company’s common stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of the Company’s common stock will be entitled pursuant to the transaction. The Committee or the Board of Directors may authorize the issuance of awards under the Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company or any of its subsidiaries as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, with such awards not counting against the number of shares of the Company’s common stock authorized for issuance under the Plan, to the extent permitted by the New York Stock Exchange’s requirements.
Administration
The Committee will administer the Plan. The Committee will select the employees to whom awards will be granted from among those eligible and, subject to the terms and conditions of the Plan, determine the type, size and terms and conditions applicable to each award. The Committee is also authorized, among other things, to construe, interpret and implement the provisions of the Plan. Any awards recommended by the Committee for the Chief Executive Officer or any director will be subject to the approval of the Board of Directors.
Awards Under the Plan
Stock Options
The Committee shall establish the option exercise price of a stock option awarded under the Plan at the time of the grant. Except as otherwise specified in the Plan, the exercise price may not be less than one hundred percent of the fair market value of a share of the Company’s common stock on the date on which the option is granted (one hundred ten percent of the fair market value in the case of an incentive stock option granted to a ten percent or greater stockholder). Options will be exercisable not earlier than one year from the date of grant and will expire not later than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent or greater stockholder). Options will otherwise become exercisable at the times and in the installments determined by the Committee. Reload options are not permitted under the Plan.
Payment of the exercise price must be made in full at the time of exercise, in cash and/or in shares of the Company’s common stock having a fair market value on the date of exercise equal to the option exercise price. In addition, the Committee may permit a participant to exercise through loans from a brokerage firm, subject to certain conditions.
Incentive Stock Options will expire on the earliest of (i) ten years after the date of award (five years with respect to a participant who at the time of the award is a ten percent or greater shareholder of the Company), (ii) the date that is three months after the participant’s continuous employment with the Company and all of its affiliates terminates (for any reason other than the participant’s death), except in the case of disability (within the meaning of Section 22(e)(3) of the Code), in which case the option shall expire on the first anniversary of the date of such disability, or (iii) such other date as may be established by the Committee at the time of the award.
Non-Qualified Stock Options will expire on the earliest of (i) ten years after the date of award, (ii) in the case of a participant who is an employee, the date the participant’s continuous employment with the Company and all of its affiliates terminates (except (a) in the case of a Qualified Retirement or total and permanent disability, in which case the option shall expire on the third anniversary of the date of such Qualified Retirement or total and permanent disability, or (b) to the extent otherwise provided in an enforceable agreement between a participant and the Company, the date that is three months after the participant’s continuous employment with the Company and all of its affiliates terminates), (iii) in the case of a participant who is a non-employee director, the date the participant resigns from the Board of Directors, or in the event the participant retires at or after attaining retirement age or becomes totally and permanently disabled, the third anniversary of the date of such retirement or total and permanent disability, or (iv) such other date as may be established by the Committee at the time of the award.

Restricted Stock
The Committee may grant to participants shares of the Company’s common stock in such amounts and subject to such terms and conditions (including forfeiture of shares if the participant does not complete a required period of employment) not inconsistent with the Plan as the Committee may determine in its sole discretion. Except for a prohibition on transferring shares of restricted stock for a period determined by the Committee (but not less than one year) and the risk of forfeiture upon termination of employment before the restricted period ends, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote and, except as otherwise provided by the Committee, receive any dividends. In the case of restricted stock awards that are not subject to the attainment of any performance criteria, such awards shall be subject to the requirement that a participant continuously be employed or perform service with the Company or its related affiliates for a period of at least three years (generally determined beginning with the first day of the calendar year in which such awards were granted to the participant), subject to acceleration as determined by the Committee in its discretion.
Restricted Stock Units
Restricted stock units are similar to restricted stock, except that the shares of the Company’s common stock are not issued to the participant until after the end of the restriction period or the attainment of specified performance objectives and upon satisfaction of any other applicable conditions. Accordingly, holders of restricted stock units have no voting rights with respect to the restricted stock units. The Committee may provide that the dividend equivalents will be credited with respect to the restricted stock units, subject to the same vesting conditions or performance criteria as the underlying restricted stock unit award. Restricted stock unit awards that are subject to the attainment of performance criteria shall be subject to a performance period of at least one year. In the case of restricted stock unit awards that are not subject to the attainment of any performance criteria, such awards shall be subject to the requirement that a participant continuously be employed or perform service with the Company or its related affiliates for a period of at least three years (generally determined beginning with the first day of the calendar year in which such awards were granted to the participant), subject to acceleration as determined by the Committee in its discretion.
Equity Performance Awards
The Plan provides for the Committee and the Board of Directors to structure a performance share award (an “Equity Performance Award”) as performance-based compensation such that the Equity Performance Award will not be paid unless designated performance measures are satisfied. The performance period for Equity Performance Awards may not be less than three years, subject to acceleration as determined by the Committee in its discretion or the provisions of any change of control provisions specified in an enforceable agreement between the participant and the Company. The Committee may designate performance measures from any or a combination of the following criteria: gross profit on sales, material gross profit (gross profit on material portion of sales), operating income, DSO (days sales outstanding on receivables), DSI (days sales outstanding on inventory), working capital employed, purchase variance, delivery variance, sales, earnings, earnings per share, pre-tax earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net earnings, net operating profit after taxes, return on assets or net assets, return on capital (including return on total capital or return on invested capital), share price (including, but not limited to, total shareholder return, relative total shareholder return and other measures of shareholder value creation), return on equity, return on investments, asset management, and the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, strategic initiatives, customer service, safety, corporate development, and leadership development).
Performance measures need not be the same for all participants, and may be established for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates and may be measured relative to a peer group or index. Performance measures may include or exclude charges for restructuring, discontinued operations, extraordinary items and other unusual or non-recurring items and the cumulative effect of tax or accounting changes, each to be done on a GAAP basis. If the applicable performance objective is achieved, a participant will receive an amount equal to the then market value of one share of the Company’s common stock multiplied by the number of performance shares held. Payment may be made in shares of common stock or cash or any combination, as determined by the Committee. The Committee, at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met and may prescribe adjustments to the otherwise applicable performance objective in the event of certain changes in the beneficial ownership of the Company’s common stock or other corporate transaction. Performance shares may also be in the form of SARs (Stock Appreciation Rights) or some other equity based measure.

Performance Cash Awards
Performance cash awards are payments to participants (excluding non-employee directors) based on the attainment of performance objectives specified by the Committee, as described above. The performance period for performance cash awards is determined by the Committee, but shall not be less than one year, subject to acceleration as determined by the Committee in its sole discretion. Awards are generally calculated as a percentage of salary, based on the extent to which the performance objectives are attained during the performance period, as determined by the Committee. Performance cash awards are intended to comply with the exception to the tax deductibility limit under Section 162(m) of the Code for performance-based compensation. No performance cash award may be paid to a participant in excess of $2 million for any single year, with any amount earned in excess of $2 million being automatically deferred in accordance with the terms of the Plan. Except as otherwise determined by the Committee, a participant whose employment with the Company and all of its related affiliates terminates prior to the end of the applicable vesting period or who fails to achieve the applicable performance criteria for any reason, shall forfeit all performance cash awards remaining subject to any such vesting period or applicable performance criteria.
Other Stock or Cash Awards
In addition to the incentives described above, the Committee may grant other stock or cash awards under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of shares will not be made unless it is offered in exchange for cash that has otherwise already been earned by the grantee.
Modification of Benefits
The Committee may permit or require a participant to have amounts or shares of our common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account in compliance with all existing laws and regulations. Except as otherwise provided in the Plan, neither the Board of Directors nor the Committee may cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price, or to reduce the option price of an outstanding option, in each case without obtaining prior stockholder approval.
Other Features of the Plan
Awards granted under the Plan shall be subject to such change of control provisions, if any, specified in an enforceable agreement between the participant and the Company, including, but not limited to, accelerated vesting of all equity performance awards upon termination of employment.
Participants must repay to the Company or forfeit, as appropriate, any and all awards granted under the Plan to the extent required by applicable law or the “clawback” provisions of any policy adopted by the Committee or the Board of Directors, as each may be amended from time to time.
Except as otherwise provided in the Plan, no award under the Plan or rights or interests therein may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.
The Plan will remain in effect until April 23, 2018 or until terminated by the Board of Directors, if earlier. In the event of the termination of the Plan, the Plan shall remain in effect with respect to any awards granted thereunder on or before the date of termination, to the extent such award remains outstanding. The Board of Directors may at any time terminate, suspend or amend the Plan, except that stockholder approval must be obtained to increase the total number of shares subject to the Plan and to the extent otherwise required under the Plan, including to comply with applicable laws, regulations, or stock exchange rules, and no such action may, without the consent of a participant, except to the extent required to comply with changes in law, adversely affect the participant’s rights under any outstanding award.

Plan Benefits
Future benefits under the Plan are not currently determinable. Whether future awards will be made will depend on Committee action, and the value of any future equity awards will ultimately depend on the future price of the Company’s common stock, among other factors, and will be subject to such vesting conditions as the Committee determines from time to time. For further details on the awards granted for 2010, please refer to the executive compensation tables beginning on page 44 of this proxy statement.
In accordance with SEC rules, the following table lists all options granted to the individuals and groups indicated below since the adoption of the Plan in 2008. The option awards listed below for the covered executives include the option awards listed in the executive compensation tables beginning on page 44 of this proxy statement and are not additional awards. As of March 1, 2011, the closing price of the Company’s common stock on the NYSE was $16.74 per share.

Number of
Shares
Underlying
Persons or Groups of Persons	Options
Michael H. Goldberg	49,100
President and Chief Executive Officer
Scott F. Stephens	25,500
Vice President, Chief Financial Officer and Treasurer
Stephen V. Hooks	18,000
Executive Vice President and President, Castle Metals
Blain A. Tiffany	17,600
Vice President and President, Castle Metals Aerospace
Robert J. Perna	13,200
Vice President, General Counsel & Secretary
All current executive officers as a group	167,100
All current directors who are not executive officers as a group	0
Each nominee for election as a director	0
Each associate of any such director, executive officer or nominee	0
Each other person who received or is to receive 5% of such options, warrants or rights	0
All employees, including all current officers who are not executive officers, as a group	135,700
Material Federal Income Tax Consequences
The following discussion covers the principal United States federal income tax consequences with respect to awards that may be granted under the Plan. It is a brief summary only. The discussion is limited to the federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe state, local or foreign tax consequences of an individual’s participation in the Plan. The summary does not purport to address all tax considerations that may be relevant.
Stock Options
A participant will not realize taxable income upon the receipt of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will realize ordinary taxable income equal to the difference between the fair market value of the common stock being purchased and the exercise price. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the nonqualified stock option.

If a participant exercises a nonqualified stock option and subsequently sells the shares of our common stock received on exercise, any appreciation or depreciation will be taxed as capital gain or loss, respectively, in an amount equal to the difference of the sale proceeds for the shares of stock and the participant’s tax basis in the shares. The participant’s tax basis in the shares of stock will generally be the amount paid for the stock plus the amount included in the participant’s ordinary income upon exercise.
A participant generally will not realize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends, other than as a result of death (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the acquired shares after the later of (i) one year from the date the participant exercised the option and (ii) two years from the grant date of the option, the participant will recognize capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized. The Company generally will also be entitled to a deduction in the amount of ordinary income, if any, recognized by the participant with respect to the incentive stock options.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.
Stock Appreciation Rights
The tax treatment of a stock appreciation right is essentially the same as for a nonqualified stock option. Thus, a participant will realize no income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the common stock received. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the stock appreciation right.
Restricted Stock
A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the stock. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, then on the date that the restrictions to which the restricted stock are subject terminate, the holder will generally recognize ordinary income in an amount equal to the fair market value of the stock on that date, less any amount paid for the stock.
Generally, upon a sale or other disposition of restricted stock with respect to which the holder has previously made a Section 83(b) election or with respect to which the restrictions were previously terminated, and the holder has, therefore, recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder’s basis in the stock. The holder’s basis will equal the fair market value of the stock at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the stock on the grant date.
The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant or vesting of the restricted stock.

Stock Bonuses
Generally, a participant receiving a stock bonus award (unrestricted stock) will recognize taxable income at the time of grant of the award of unrestricted stock. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant of the unrestricted stock.
Other Awards
In the case of an award of restricted stock units, performance shares, performance units, performance cash awards or other stock or cash awards, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. The Company generally will be entitled to a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the award.
Code Section 409A
Section 409A of the Code addresses federal income tax treatment of all amounts that are nonqualified deferred compensation. The Company intends that awards granted under the Plan comply with, or otherwise are exempt from, Section 409A of the Code, but makes no representation or warranty to that effect. If the Plan or the terms of an award fail to meet the requirements of Section 409A with respect to such award, then such award shall remain in effect and be subject to taxation in accordance with Section 409A.
Code Section 162(m)
Section 162(m) of the Code provides that any compensation paid to a “covered employee” (within the meaning of Section 162(m)) that exceeds $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, (i) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (ii) certain components of the Plan or agreement providing for such performance-based compensation have been approved by the stockholders. The Company intends that stock options, stock appreciation rights, performance-based restricted stock, performance-based restricted stock units, performance cash awards, performance shares and performance units that are granted under the Plan to persons expected to be “covered employees” will constitute “qualified performance-based compensation” and, accordingly, will not be subject to the $1,000,000 Section 162(m) deductibility limit. However, the Committee reserves the right to grant compensation that does not qualify as performance-based compensation under Section 162(m) or that is otherwise not deductible by the Company.
Parachute Payments
In the event any payments or rights accruing to a participant upon a change in control, including any payments or vesting under the Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.
The Board recommends a vote “FOR” Proposal 4.

PROPOSAL 5:
APPROVAL OF AN AMENDMENT TO OUR 2008 RESTRICTED STOCK,
STOCK OPTION AND EQUITY COMPENSATION PLAN TO INCREASE THE
NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN
An aggregate of 2,000,000 shares of the Company’s common stock has previously been reserved for issuance under our 2008 Restricted Stock, Stock Option and Equity Compensation Plan (“the Plan”), subject to adjustment as described in Proposal 4. As of March 1, 2011, 1,321,100 shares were reserved for issuance under the Plan in connection with 283,100 outstanding stock options and 1,038,000 outstanding shares to be issued pursuant to other awards made pursuant to the Plan (for example, performance share and restricted stock units). As of March 1, 2011, only 360,283 shares remained available for future issuance under the Plan.
On March 3, 2011, the Board of Directors approved an amendment to the Plan to increase the number of shares reserved for issuance under the Plan by an additional 750,000 shares (from 2,000,000 to 2,750,000), subject to stockholder approval, effective as of April 28, 2011.
Purpose of the Amendment
Because only 360,283 shares remained available for future issuance under the Plan as of March 1, 2011, the Board of Directors believes that an increase in the number of shares of our common stock authorized for issuance under the Plan is important to enable the Company to continue to grant equity-based awards. The Board of Directors further believes that the increase is consistent with emerging market practices and is important to allow us to attract, motivate, reward and retain the broad-based talent critical to achieving our business goals. The last time mananagement requested shareholder approval for additional share authorization under its equity compensation plans was on April 24, 2008, which was for 2,000,000 shares. Based on the current value of the Company’s common stock and projected rate of share usage, management believes that the 750,000 additional shares being requested will be sufficient for awards expected to be granted under the Plan through 2013.
The Company continues to manage its rate of equity awards granted over time to levels it believes are reasonable and appropriate. The Company’s total potential dilution, including all outstanding equity awards as of March 1, 2011, as well as the shares being requested in this Proposal 5 would be 10.3%. Dilution was calculated as all shares remaining available for grant under existing plans, plus the 750,000 shares requested in this Proposal 5, plus all shares issuable upon exercise of outstanding stock options and vesting of outstanding performance share units and restricted stock units divided by (i) basic common shares outstanding plus (ii) shares in the numerator — all as of March 1, 2011.
Stockholder approval of the proposed increase in the number of shares authorized under the Plan is sought to satisfy the NYSE’s requirements with respect to material revisions of equity compensation plans. In addition, the Plan provides that certain amendments to the Plan, including an increase in the number of shares authorized for issuance under the Plan, may not be made without the approval of our stockholders.
Proposed Plan Amendment
If the proposed share increase set forth in this Proposal 5 is approved by the stockholders, and the amendment and restatement of the Plan set forth in Proposal 4 is also approved by the stockholders, then the share increase will apply to the amended and restated Plan, a copy of which (as it is proposed to be amended pursuant to Proposal 4 and this Proposal 5) is attached to this proxy statement as Appendix A. If the proposed share increase set forth in this Proposal 5 is approved by the stockholders, and the amendment and restatement of the Plan set forth in Proposal 4 is not approved by the stockholders, then the share increase will apply to the existing Plan.
If this Proposal 5 is not approved, the Company will be unable to grant additional equity-based awards under the Plan in excess of the number of shares currently remaining available for future issuance under the Plan, which the Company believes would adversely affect its ability to offer effective incentives to participants that are consistent with emerging market practices.
The Board recommends a vote “FOR” Proposal 5.

PROPOSAL 6:
RATIFICATION OF APPOINTMENT OF AUDITOR
Deloitte & Touche LLP (“Deloitte”), which has been the Company’s auditors since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (“Fiscal 2011”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditors for Fiscal 2011 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during Fiscal 2011 if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.
The Board recommends a vote “FOR” Proposal 6.
Audit and Non-Audit Fees
The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2010 and 2009, on our behalf:

Fee Category	2010	2009
Audit Fees	$1,060,500	$1,184,400
Audit-Related Fees	—	66,700
Tax Fees	242,000	381,700

Total Fees	$1,302,500	$1,632,800

A description of the type of services provided in each category is as follows:
Audit Fees. Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance with the preparation of various tax returns.
Pre-Approval Policy for Audit and Non-Audit Services
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2010, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually. The charter was last amended in December 2010.
Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and disclosure controls. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America, in all material respects and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes.
In performing these responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the matter of the firm’s independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Audit Committee

Thomas A. Donahoe, Chairman
Terrence J. Keating
Pamela Forbes Lieberman
John McCartney
CERTAIN GOVERNANCE MATTERS
Board Meetings
During 2010, the Board held eight meetings. The Board’s non-management directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Anderson, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-management directors. Also, there were five meetings of the Audit Committee, eight meetings of the Governance Committee and eight meetings of the Human Resources Committee during 2010. All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served.

Board Leadership
The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, Brian P. Anderson, is an independent director and became Chairman in April 2010. He is a member of the Governance Committee and also regularly attends meetings of the other standing committees of the Board. The duties of the Chairman of the Board include providing strategic leadership and guidance; establishing the agendas for meetings of the Board and independent directors with advice from senior management; advising and consulting with the Chief Executive Officer regarding strategies, risks, opportunities and other maters; and presiding over meetings of the full Board and executive sessions of independent directors.
The Chief Executive Officer, Michael Goldberg, was elected to the position of President and Chief Executive Officer in 2006, after previous service as Executive Vice President of Integris Metals Corp. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and the day to day operations and performance of the Company.
While the Board believes this leadership model provides appropriate oversight and an effective governance structure, it recognizes that depending on the circumstances, other leadership models, such as combined Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.
Oversight of Risk Management
The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Human Resources Committee reviews risks related to the Company’s overall compensation programs and effectiveness at both linking executive pay to performance and aligning the interests of our executives and our shareholders. The Audit Committee reviews risks related to financial reporting and considers various allegations and disciplinary actions regarding material violations of the Company’s Code of Ethics brought to its attention on a periodic basis. Additionally, the outcome of the Company’s Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee annually. The full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through periodic reports directly from senior management responsible for oversight of particular risks within the Company. In addition, key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review.
Committees
The Board has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. Each committee has a written charter adopted by the Board of Directors, copies of which are posted under the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx. Each committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. Mr. Goldberg is the only director who is an employee of the Company, and he does not serve on any Board committee. He does not participate in the portion of any Board or committee meeting during which his compensation is evaluated.

The following table summarizes the current membership of each of our three Board committees:

Board Committees
Director	Audit	Human Resources	Governance
Brian P. Anderson			X
Thomas A. Donahoe	Chair		X
Ann M. Drake		X
William K. Hall		Chair	X
Robert S. Hamada		X
Patrick J. Herbert, III		X
Terrence J. Keating	X
James D. Kelly		X
Pamela Forbes Lieberman	X
John McCartney	X
Michael Simpson			Chair
The Audit Committee is charged with the engagement of the Company’s independent auditors, and reviewing the results of internal audits and the audit report of the independent auditors. The Audit Committee meets on a regular basis with management and the independent auditors to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. The Audit Committee’s report to stockholders is provided below under “Report of the Audit Committee”.
The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates and developing and evaluating governance policies.
The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans and reviews the Company’s retirement plans with regard to objectives, competitiveness, and investment policies. The Human Resources Committee reviews and recommends changes to the Board regarding director compensation. The Human Resources Committee’s report to stockholders is provided below under “Report of the Human Resources Committee”.
Compensation Committee Interlocks and Insider Participation
During 2010, the Human Resources Committee consisted of Ann M. Drake, William K. Hall, Robert S. Hamada, Patrick J. Herbert, III and James D. Kelly. All members of the Human Resources Committee are independent directors, and no member was an employee or former employee of the Company. During 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Human Resources Committee.
Code of Ethics
The Board has adopted a Code of Ethics that applies to all officers and directors. A copy of the Code of Ethics can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/ investors/investors_governance.aspx. Every director and officer is required to read and follow the Code. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Governance Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the “Corporate Governance” section of our website (www.amcastle.com/investors/investors_governance.aspx) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines
The Board has adopted corporate governance guidelines which establish the practices the Board follows with respect to Board function and operations, Board organization and composition and Board conduct. A copy of the Corporate Governance Guidelines can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx.
Director Candidates
Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 3400 North Wolf Road, Franklin Park, Illinois 60131.
The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.
The current membership of the Board represents a diverse mix of directors in terms of gender, race, background and expertise. In considering whether to recommend persons to be nominated for directors, including candidates recommended by shareholders, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s experience, integrity, absence of conflict or potential conflict of interest, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. While our Corporate Governance Guidelines do not prescribe specific diversity standards, it does provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.
Director Independence; Financial Experts
The Board has affirmatively determined that each of Messrs. Anderson, Donahoe, Herbert, Keating, Kelly, McCartney, Simpson, and Ms. Drake and Ms. Forbes Lieberman (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC.
Director Attendance at Annual Meeting
We typically schedule our April board meeting in conjunction with the annual meeting of stockholders and expect that our directors will attend, absent a valid reason. All of our directors attended our 2010 annual meeting of stockholders.

Communication with Directors
Stockholders and others who are interested in communicating directly with our Chairman, any individual director or our Board or non-management directors as a group may do so by writing to the directors at the following address:
A. M. Castle & Co.
Board Communication
3400 N. Wolf Road
Franklin Park, Illinois 60131
Attn: Corporate Secretary
All written communications are received and processed by the Company prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800- 461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance. aspx.
STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND PRINCIPAL STOCKHOLDERS
Stock Ownership of Directors and Management
The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 1, 2011, by each of the Company’s directors, each named executive officer set forth in the Summary Compensation Table and by all directors and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of
	Common		Percentage
	Stock Beneficially		of Common
Beneficial Owner	Owned (1)		Stock
Brian P. Anderson	22,125		*
Thomas A. Donahoe	23,294		*
Ann M. Drake	12,852		*
Michael H. Goldberg	124,474		*
William K. Hall	22,428		*
Robert S. Hamada	51,064		*
Patrick J. Herbert, III	5,390,305	(2)	23.5%
Stephen V. Hooks	111,972		*
Terrence J. Keating	16,779		*
James D. Kelly	0		*
Pamela Forbes Lieberman	12,852		*
John McCartney	63,001		*
Robert J. Perna	12,275		*
Michael Simpson	605,384	(3)	2.6%
Scott F. Stephens	15,598		*
Blain A. Tiffany	22,739		*
All directors and executive officers as a group (22 persons)	6,507,142		28.3%

*	Percentage of shares owned equals less than 1%.

(1)
Includes (i) shares issuable upon exercise of stock options that are exercisable on March 1, 2011 or that become exercisable within 60 days after that date and (ii) phantom stock units under the Directors’ Deferred Fee Plan, which are vested but have not yet settled, as follows: Mr. Anderson — 7,500 stock options; Mr. Donahoe — 7,500 stock options; Mr. Goldberg — 20,000 stock options; Dr. Hamada —25,000 stock options and 5,109 phantom stock units; Mr. Herbert —25,000 stock options and 23,836 phantom stock units; Mr. Keating — 2,373 phantom stock units; Mr. Hooks — 44,300 stock options; Mr. Simpson — 36,000 stock options; Mr. Tiffany — 3,333 stock options; and all directors and executive officers as a group — 168,633 stock options and 31,318 phantom stock units.

The number of shares owned by each executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of December 31, 2010, by such executive officer in our employee benefit plans, as reported to us by the plan trustee. This column also includes shares of restricted stock that were granted under the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan and 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which have not yet vested.

(2)
Includes 164,244 shares with respect to which Mr. Herbert has sole voting power and 5,226,061 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 2,813,310 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,315,251 shares.

(3)	Includes 453,632 shares which Mr. Simpson owns beneficially in four trusts, and his proportionate interest of 20,992 shares held by another trust in which he is one of five beneficiaries.

Principal Stockholders
The only persons who held of record or, to our knowledge, owned beneficially more than 5% of the outstanding shares of our common stock as of March 1, 2011 are set forth below, with each person having sole voting and dispositive power except as indicated.

	Shares of
	Common	Percentage
	Stock Beneficially	of Common
Name and address of Beneficial Owner	Owned	Stock
Patrick J. Herbert, III (1) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	5,390,305	23.5%

W. B. & CO., an Illinois partnership (2)	4,355,199	19.0%
Simpson Estates, Inc. 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504

Royce & Associates, LLC (3) 745 Fifth Avenue New York City, New York 10151	2,755,377	12.0%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,767,460	7.7%

BlackRock Inc. (5) 40 East 52nd Street New York, New York 10022	1,417,477	6.2%

FMR LLC (6)	1,257,905	5.5%
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109

(1)
As reported to the Company as of January 1, 2011. Includes 164,244 shares with respect to which Mr. Herbert has sole voting power and 5,226,061 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 2,813,310 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,315,251 shares. These shares include the shares shown in the table as beneficially owned by W.B. & Co. and Simpson Estates, Inc.

(2)
As reported to the Company as of January 1, 2011. The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power with respect to these shares. Mr. Herbert has sole dispositive power with respect to 2,649,066 of these shares and shares dispositive power with respect to 55,468 shares.

(3)
As reported in a Schedule 13G, as amended by Amendment No. 4, filed January 12, 2011, with the SEC by Royce & Associates, LLC. It is reported in the Schedule 13G that 2,755,377 shares of the common stock of the Company are beneficially owned by Royce & Associates, LLC, over which it has sole voting and sole dispositive power with respect to 2,755,377 shares and no shared voting or shared dispositive power.

(4)
As reported in a Schedule 13G, as amended by Amendment No. 2, filed February 11, 2011, with the SEC by Dimensional Fund Advisors LP. It is reported in the Schedule 13G that 1,767,460 shares of the common stock of the Company are beneficially owned by Dimensional Fund Advisors LP, over which it has sole voting power with respect to 1,705,437 shares and sole dispositive power with respect to 1,767,460 shares and no shared voting or shared dispositive power.

(5)
As reported in a Schedule 13G, as amended by Amendment No. 1, filed February 3, 2011, with the SEC by BlackRock Inc. It is reported in the Schedule 13G that 1,417,477 shares of the common stock of the Company are beneficially owned by BlackRock Inc. over which it has sole voting and sole dispositive power with respect to 1,417,477 shares and no shared voting or shared dispositive power.

(6)
As reported in a Schedule 13G, filed February 16, 2010, with the SEC by FMR LLC (“FMR”), Edward C. Johnson 3d, Chairman of FMR, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”). It is reported in the Schedule 13G that (1) Fidelity is the beneficial owner of 1,257,905 shares of the common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, (2) Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of 1,257,905 shares owned by such funds and neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with such funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such funds’ Boards of Trustees, and (3) Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

RELATED PARTY TRANSACTIONS
The Company’s practice has been to refer any proposed related person transaction to the Governance Committee for consideration and approval. Our Code of Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company. The Board, specifically the Governance Committee, has the responsibility and discretion to review any proposed deviation or waiver from the Code of Ethics. Any waiver of this Code that is granted to a director or an executive officer is to be disclosed on the “Corporate Governance” section of our website at www.amcastle.com/investors/investors_governance.aspx.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, we believe that all such Section 16(a) filing requirements for 2010 were complied with in a timely fashion, with the following exceptions:
(a) late Form 4 reports were filed on December 16, 2010 by Mr. Herbert to report (i) an inadvertent error in the number of shares acquired on April 2, 2009 pursuant to the automatic dividend reinvestment feature of the Company’s Directors’ Deferred Compensation Plan resulting in an over reporting of the total number of derivative securities beneficially owned by 1 share; (ii) an inadvertent calculation error of the number of derivative securities beneficially owned by Mr. Herbert following acquisition of phantom shares under the Company’s Directors’ Deferred Compensation Plan on March 24, 2008, resulting in an over reporting of the total number of derivative securities beneficially owned by 36 shares; (iii) an inadvertent calculation error of the number of derivative securities beneficially owned by Mr. Herbert following acquisition of phantom shares under the Company’s Directors’ Deferred Compensation Plan on May 9, 2008, resulting in an over reporting of the total number of derivative securities beneficially owned by 36 shares; (iv) an inadvertent calculation error of the number of derivative securities beneficially owned by Mr. Herbert following acquisition of phantom shares under the Company’s Directors’ Deferred Compensation Plan on August 11, 2008, resulting in an over reporting of the total number of derivative securities beneficially owned by 2 shares; and (v) an inadvertent calculation error of the price and number of phantom shares acquired by Mr. Herbert under the Company’s Directors’ Deferred Compensation Plan on November 24, 2008, resulting in an over reporting of the number of shares acquired by 168 shares;

(b) a Form 3 report filed one day late by Ms. Schmeda, the Company’s former Vice President and Chief Information Officer, to report 1,548 shares of Company common stock owned by Ms. Schmeda that were inadvertently omitted for her original Form 3 report; and
(c) a late Form 4 report filed on February 1, 2010 by Mr. Herbert to report an inadvertent calculation error of the number of securities beneficially owned by Mr. Herbert following the acquisition of common stock on April 23, 2009, resulting in an under reporting of the total number of securities beneficially owned by 500 shares.
The Company’s policies prohibit directors and executive officers from trading in puts, calls, or similar instruments designed to hedge the Company’s securities.
NON-EMPLOYEE DIRECTOR COMPENSATION
Directors who are not employees of the Company receive an annual retainer of $60,000. The Chairman of the Board receives an additional annual retainer of $40,000. The chairperson of the Human Resources Committee receives an additional annual retainer of $7,500. The Governance Committee chairperson receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $10,000. In addition, each year, directors receive restricted stock in an amount equal to $70,000, based upon the closing stock price on the date of grant which is the date of the annual meeting of stockholders, rounded to the nearest whole share. The restricted stock vests upon the expiration of one year from the date of the grant. The director restricted stock awards are subject to the terms of the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which was approved by the Company’s shareholders. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and to participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors. This policy coordinates coverage with a director’s personal homeowner’s and automobile policies.
Under the Company’s Directors Deferred Fee Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year, including retainers. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of 6% per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death or otherwise as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

Director Compensation — Fiscal Year 2010
The following table summarizes the compensation paid or earned by the Company to non-employee directors for 2010. Employees of the Company who serve as directors receive no additional compensation for service as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Brian P. Anderson	87,500	70,001	157,501
Thomas A. Donahoe	62,500	70,001	132,501
Ann M. Drake	55,000	70,001	125,001
William K. Hall	61,875	70,001	131,876
Robert S. Hamada	55,000	70,001	125,001
Patrick J. Herbert, III	55,000	70,001	125,001
Terrence J. Keating	55,000	70,001	125,001
James D. Kelly (3)	15,000	0	15,000
Pamela Forbes Lieberman	55,000	70,001	125,001
John McCartney	62,500	70,001	132,501
Michael Simpson	60,000	70,001	130,001

(1)
In 2010, Messrs. Donahoe and Herbert deferred their cash retainers under the Directors Plan. Mr. Donahoe deferred 100% of his annual cash retainer into the interest account; and Mr. Herbert deferred 50% of his annual cash retainer into the stock equivalent unit account.

(2)
On April 22, 2010, each director, other than Mr. Kelly (who was not elected as a director until October 2010), received an annual restricted stock award of 3,876 shares of our common stock. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2010, each director held the following number of outstanding unvested stock awards and unexercised stock options: Mr. Anderson —3,876 stock awards, 7,500 options; Mr. Donahoe — 3,876 stock awards, 7,500 options; Ms. Drake — 3,876 stock awards; Dr. Hall — 3,876 stock awards; Dr. Hamada — 3,876 stock awards, 25,000 options; Mr. Herbert — 3,876 stock awards, 25,000 options; Mr. Keating — 3,876 stock awards; Mr. Kelly — 0 stock awards; Ms. Forbes Lieberman — 3,876 stock awards; Mr. McCartney — 3,876 stock awards; and Mr. Simpson —3,876 stock awards, 36,000 options.

(3)
Mr. Kelly was elected as a director in October 2010 by the Company’s Board of Directors, upon recommendation of the Governance Committee, in conjunction with an increase in the size of the Board from 11 to 12 members.

Director ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual cash retainer. Directors have five years from the date they are initially elected as a director or until March 5, 2014, whichever is later, in which to accumulate the required amount. Shares owned outright and beneficially, restricted stock, deferred stock units and unexercised, vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Company’s executive compensation programs are designed to incentivize long term shareholder value creation and to provide a total compensation opportunity that will allow the Company to attract, retain and motivate highly talented executives. The programs consist of the following elements:
•	Base salaries that are targeted at median salary levels for similar positions at a selected group of comparable companies;
•	Short term incentive compensation that is paid in cash upon the successful accomplishment of the Company’s annual business and financial objectives;

•
Long term equity compensation that is paid in restricted stock and stock options, which vest over multi-year periods, and in performance shares tied to the achievement of performance goals over rolling three-year performance periods;

•	Total compensation (cash and long-term equity compensation) that is targeted at the median level of total compensation for comparable positions at a selected group of comparable companies;
•	Qualified retirement plans that provide benefits commensurate with perceived market practices and that are generally available to all other employees of the Company; and
•	Limited perquisites, severance benefits and non-qualified savings and retirement plans that are in line with perceived market practices.
The Human Resources Committee of the Company’s Board of Directors (the “Committee”) oversees the Company’s executive compensation programs, operating under a committee charter that is reviewed annually and approved by our Board of Directors. All members of the Committee are independent directors. The Committee operates with the assistance of an executive compensation consultant, who is reviewed annually and is also independent of the Company.
This Compensation Discussion and Analysis explains the Company’s executive compensation programs and how those programs apply to our “named executive officers” whose compensation information is presented in the Summary Compensation Table below. In this section you will see the following:
•	Executive base salaries that were reduced by 10% early in 2009 were restored during 2010 to prior levels.
•	After a two year freeze on merit-based salary increases for executive officers, the Committee awarded merit increases to certain executive officers in 2010.
•	Short Term Incentive Plan (“STIP”) payouts approved by the Committee in 2010 reflected significantly improved financial performance over 2009.
•	Participants in the 2008 long term compensation plan, which covered the three-year performance period ended December 31, 2010, did not earn a payout under that plan.
•	Severance Agreements and Change-in-Control Agreements for executive officers were amended to ensure alignment with perceived market practices and regulatory compliance.
•	The approved STIP performance goals for 2011 are tied to profitability, working capital management, customer service, safety and individual performance.
•	The approved Long Term Compensation Plan (“LTCP”) performance goals for 2011 are tied to relative total shareholder return and modified return on invested capital.
•
Stock ownership guidelines for the Company’s commercial unit presidents were increased from one times to two times base salary, and post-vesting holding restrictions were adopted for restricted stock and stock options for all executive officers.

Oversight of the Executive Compensation Programs
The Committee approves the elements of the Company’s executive compensation programs that cover the named executive officers with the exception of the Chief Executive Officer (“CEO”), whose compensation is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. The Committee is comprised of William K. Hall (Chairman), Ann M. Drake, James D. Kelly, Robert S. Hamada, and Patrick J. Herbert, III. All directors are elected annually by the shareholders. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company’s executive officers serves as a director of any company where an executive officer of that other company serves on the Committee.

For 2010 the Committee engaged compensation consultant, Pearl Meyer & Partners (“PM&P”), to provide advice on matters for which the Committee is responsible, including providing the following:
•	Review of the Company’s executive compensation programs designs and levels, compared to industry peer groups and broader market practice;
•	Analysis of the Company’s overall equity-based compensation usage compared to industry peer groups;
•	Information on emerging trends and legislative developments in executive compensation and implications for the Company;
•	Advice regarding changes to the Company’s 2011 executive compensation programs, including changes to performance measures and the structure of equity awards under our long term compensation plan;
•	Review of the Company’s executive stock ownership guidelines, compared to industry peer groups and broader market practices;
•	Advice regarding changes to the Company’s severance and change in control agreements with our executive officers; and
•	Review of the Company’s director compensation program compared to industry peer groups and broader market practices.
The Committee has the authority to determine the scope of PM&P’s services and retains the right to terminate its engagement at any time. PM&P did not perform any additional services for the Company in 2010.
Executive Compensation Philosophy
Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. Threshold, target and maximum performance goals under incentive programs are selected so as to generate minimum, target or maximum payouts, commensurate with performance, respectively.
These programs provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies. Actual compensation will differ from the targeted opportunity (and from market) based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary, (ii) short term incentive compensation, and (iii) long term incentive compensation. In reviewing the executive officers’ target total cash compensation opportunity, the Committee uses the fiftieth percentile of the competitive market data (market median, as described below) as a guideline. Other factors considered by the Committee in setting each executive’s opportunity are internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance and the alignment between Company performance and pay.
In order to establish the market median guideline, the Committee reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Compensation Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization and/or revenue similar to that of the Company. Adjustments are made to the Compensation Peer Group annually based on those considerations. The Committee used the same Compensation Peer Group for 2010 that it had used in 2009 to assist it in making decisions. The Compensation Peer Group consisted of the following 12 companies:

Applied Industrial Tech, Inc.	Metals USA Holdings Corp.
Carpenter Technology Corp.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Haynes International, Inc.	Schnitzer Steel Industries, Inc.
Kaman Corporation	Shiloh Industries, Inc.
Lawson Products, Inc.	Worthington Industries, Inc.

The Committee also considers compensation data for similar companies covered in general industry compensation surveys. The compensation data utilized vary depending on each executive’s position and responsibility, and generally cover companies with revenue similar to that of the Company.
The table below shows the percent of total target compensation (the sum of base salary, target short term incentive, and target long term incentive compensation) for 2010 which at the time of award was at risk against short and long term performance goals and the percent of total target compensation available through short term incentive target opportunities, and long term incentive target opportunities for the named executive officers:

	Percent of	Percent at Risk	Percent at Risk
	Total Target Direct	Through	Through
	Compensation at Risk	Short Term	Long Term
Name	(Long & Short Term)	Incentive	Incentive
Michael H. Goldberg	72%	29%	43%
Scott F. Stephens	68%	20%	48%
Stephen V. Hooks	60%	24%	36%
Blain A. Tiffany	60%	16%	44%
Robert J. Perna	56%	17%	39%
Executive Compensation Process
The Committee approved 2010 compensation plans for all of the Company’s executive officers, except for the compensation plan of the CEO, which was recommended by the Committee and approved by the independent members of our Board of Directors in executive session. Mr. Goldberg, the Company’s CEO, did not participate in the Committee’s or the Board’s deliberations or decisions with regard to his compensation.
Process for Executives other than the CEO
The Company utilizes a formal performance management process to establish goals for executive officers and evaluate managerial performance. The Committee annually reviews a summary of the performance reviews for the executive officers, which is prepared by the CEO and the Vice President-Human Resources, and the CEO’s recommendation for any changes in these officers’ compensation.
The CEO’s performance review of the executive officers addresses the executive’s performance relative to established objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen. The individual objectives for each executive officer, other than the CEO, are determined by the CEO and reviewed and approved by the Committee.
In addition to the reviews of individual executive performance, the Committee also takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment and severance agreements with named executive officers, other than the CEO, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Process for the CEO
Early each year, the Chairman of the Board holds a meeting with the CEO to discuss the CEO’s prior year performance and to identify possible goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports to the Committee on the results of the meeting with the CEO, and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis by its executive compensation consultant. The Committee then develops recommendations for CEO compensation for consideration by the Board, as well as CEO goals and objectives for the upcoming year. The Board of Directors meets annually, without the CEO present, to consider the recommendations of the Committee, determine any compensation adjustments applicable to the CEO and establish the CEO’s goals and objectives for the upcoming year.
The CEO’s objectives for 2010 were designed to lead the Company through the continued difficult global economic conditions. The key objectives established for the CEO for 2010 were: (i) achievement of short-term financial performance measures, including profitability, inventory reduction and net cash flow; (ii) position the Company to grow profitability and revenue though improvements in customer service, redeployment of inventory and other actions; (iii) continued development of the senior management team; and (iv) further execution of business development plans for the Company’s aerospace business.
Components of the Executive Compensation Programs
Base Salary
With the exception of the CEO, whose compensation was reviewed and recommended by the Committee and approved by the independent members of the Board of Directors, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO’s recommendation, as well as internal equity, the performance of each executive during the year, and external competitive compensation data. In May 2010, in light of the Company’s improving financial performance, and following a one year 10% base salary reduction for executive officers, including the named executive officers, base salaries for the executive officers were restored to prior year’s level. Also, after a two year freeze on merit-based salary increases, the merit review process was reinstated, and in July 2010 selected executive officers received base salary increases ranging from 2.5% to 5%.
In March 2011, the independent members of the Board, upon recommendation of the Committee, approved a base salary increase for the CEO from $575,000 to $600,000. This action followed the Committee’s earlier approval of base salary increases for other executive officers, including the named executive officers, for 2011.
Short Term Incentive Compensation
Short term incentive compensation is provided under the Company’s STIP. This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company’s executive officers and other select managers. Approximately 176 employees participate in the STIP.

In early 2010, the Committee approved the performance goals under the Company’s 2010 STIP. The STIP performance goals approved for 2010 for Messrs. Goldberg, Stephens and Perna, were based on the following drivers of overall corporate performance:

Performance Measures	Weighting
Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA)	50%
Average days sales of inventory (DSI), calculated as follows: (average inventory ÷ annual cost of sales) x 360 days	30%
Customer on-time delivery (OTD)	10%
Safety performance expressed in the number of Occupational Safety and Health Act (OSHA) recordable injuries	5%
Individual performance assessment	5%
The STIP performance goals approved for 2010 for Messrs. Hooks and Tiffany were based on the following factors relative to their respective commercial units:

Performance Measures	Weighting
Operating profit	50%
DSI	30%
Customer OTD	10%
Safety performance expressed in the number of OSHA recordable injuries	5%
Individual performance assessment	5%
During 2010, the Committee set an EBITDA performance goal for corporate officers to encourage cash generation and set an operating profit goal at the relevant commercial unit level to encourage profitable growth. The DSI performance goals reflect the working capital intensive nature of the Company’s business. The Committee also recognizes the importance of safety practices in the Company’s operations and performance, and the importance of customer service in retaining existing customers and as a means to increase sales. The individual performance assessment focused on established objectives toward key initiatives, specific project assignments, and defined leadership competencies.
The Committee also set the threshold, target and maximum performance goals for each of Company’s commercial units (Castle Metals and Plate, Castle Metals Aerospace, Castle Metals Oil and Gas, Castle Metals UK, and Total Plastics) and for the Company as a whole, after considering the Company’s business plan, external market conditions and input by executive management. STIP payouts for the Company’s corporate officers are based upon total Company performance, and payouts for commercial unit presidents are based on the performance of their respective commercial units. The Committee also established the calibration between the performance goals and the award payouts, with interpolation for performance between the established levels (threshold, target, and maximum) on a straight-line basis.

At the beginning of each year, the Committee (or in the case of the CEO, the Board of Directors) establishes a STIP award opportunity, which is expressed as a percentage of the participant’s annual base salary. For the 2010 STIP award the percentage opportunity for executive officers was based on the executive officer’s annual base salary without giving affect to the 10% salary reduction discussed above, which was in effect for a portion of 2010. To maintain the annual STIP award opportunity at approximately market median, the Board of Directors, upon recommendation of the Committee, increased Mr. Goldberg’s 2010 overall target award opportunity from 80% to 100% of annual base salary. The Committee maintained the 2010 award opportunities at the prior year’s level for each of the other named executive officers. The following table sets forth the STIP award opportunities, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers in 2010, as established by the Committee and the Board:

Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	100%	200%
Scott F. Stephens	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
Blain A. Tiffany	0%	40%	80%
Robert J. Perna	0%	40%	80%
At the corporate level, the threshold, target and maximum performance goals for 2010 in the areas of EBITDA, DSI, on-time delivery and safety are shown below.

Measurement	Threshold	Target	Maximum
EBITDA	$8,100,000	$10,000,000	$27,300,000
DSI	181.3 days	168.6 days	146.4 days
Customer OTD	90%	92.5%	95%
Safety	46 incidents	42 incidents	38 incidents
If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee (or in the case of the CEO, the independent members of the Board of Directors, upon recommendation of the Committee) has discretion to increase or decrease individual awards based on corporate results or other factors prior to payment or to award discretionary bonuses. Termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, in which case the award is prorated.
For 2010, the Company’s EBITDA exceeded target performance, DSI exceeded maximum performance, customer on-time delivery results were below threshold performance, and safety performance exceeded target performance. The Company’s Castle Metals and Plate commercial unit exceeded its operating profit target and DSI maximum performance, failed to meet its customer on-time delivery threshold performance, and achieved its safety performance threshold. Castle Metals Aerospace exceeded its operating profit threshold performance, exceeded its DSI target performance and customer OTD and safety performance maximums.
In March 2011, the Committee reviewed the extent to which the performance goals for 2010 were satisfied. Based on the achievement of the performance goals as described above, the named executive officers attained a performance award under the 2010 STIP as shown below, and the Summary Compensation Table reflects that attainment amount.

	2010 STIP Target	2010 STIP Amount
Name	Award Opportunity	Earned
Michael H. Goldberg	$575,000	$858,815
Scott F. Stephens	$195,300	$291,698
Stephen V. Hooks	$215,250	$334,914
Blain A. Tiffany	$117,600	$141,033
Robert J. Perna	$108,360	$161,846

In early 2011, the Committee (or in the case of the CEO, the Board of Directors) again assigned each executive a threshold, target and maximum STIP award opportunity for 2011 after a review of the competitive data and with the assistance of PM&P. 2011 STIP award opportunities, as a percentage of annual base salary, were maintained at the prior year’s level for each of the named executive officers. The following table sets forth the STIP award opportunities for 2011, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers:

Name	Threshold	Target	Maximum
Michael H. Goldberg	0	100%	200%
Scott F. Stephens	0	60%	120%
Stephen V. Hooks	0	60%	120%
Blain A. Tiffany	0	40%	80%
Robert J. Perna	0	40%	80%
The Committee set the 2011 STIP performance measures at levels taking into account the Company’s internal business plan. For 2011 the Committee changed the corporate profitability component from EBITDA to net income to enhance focus on profitability. The other components did not change, nor did the weighting applicable to each.
The Company believes that the disclosure of the 2011 performance objectives would reveal confidential financial information, which would result in competitive harm to the Company. In general, the Committee strives to establish target levels of performance consistent with Company’s internal business plan, representing stretch but achievable performance in any given year. The level of performance to attain a threshold payment is generally set at a minimally acceptable level of results at which the Committee believes an incentive payment is appropriate. The level of performance to attain a maximum payment is generally set at a level of performance that the Committee deems truly superior. In order to illustrate the historical performance against STIP performance measures, the following is a summary of the actual STIP payout percentages achieved by the CEO, expressed as a percentage of base salary, for the last three years: 9% in 2008; 14% in 2009; and 149% in 2010.
STIP awards are typically paid in the first quarter after the prior year’s financial audit is completed and earned amounts are approved by the Committee or, in the case of the CEO, by the Board. Executives have a deferral opportunity for their earned STIP awards. Elections must be made before the beginning of the calendar year immediately preceding the calendar year in which the STIP award is earned (See “Non-Qualified Deferred Compensation” discussion below).
Long Term Incentive Compensation
Long term incentive compensation is provided under the Company’s LTCP. The LTCP is used to provide opportunities for equity awards to executive officers and other select managers based upon the achievement of performance or tenure goals established by the Committee. Equity-based compensation remains an important component of the Company’s compensation strategy to align the interests of our executive officers with the interests of our shareholders and an important tool for the Company with respect to attracting and retaining executive talent. Approximately 120 employees participate in the LTCP.
Under the LTCP, performance share units are granted annually at the discretion of the Committee (or in the case of the CEO, the Board of Directors). The Committee establishes a level of equity awards for each participant and approves a specific long term compensation target opportunity for each executive officer with the exception of the CEO, whose level of equity award and specific long term target opportunity is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. Payment of the performance share unit awards is based upon the Company’s attainment of pre-established performance goals over three-year overlapping performance periods. The target number of performance share units for a performance period is determined by dividing the long term incentive compensation target by the average closing share price for the Company’s common stock during the sixty calendar day period prior to and including the date of approval of the LTCP award. When the Committee (or in the case of the CEO, the Board of Directors) approves target awards for the named executive officers, it also approves the performance measures and weightings, performance goals and calibration of shares earned over the payout range between the threshold, target and maximum opportunity. All LTCP awards described below are subject to the terms of the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which was approved by the Company’s shareholders.

In 2008 and 2009, the performance measures and weightings for the component of the LTCP awards made in performance share units were set as shown below:

Performance Measures	Weighting
Cumulative net earnings	70%
Return on total capital (“ROTC”)	30%
In 2010, to ensure alignment of the interests of the Company’s executives with those of our shareholders, the performance measures for the component of the LTCP award made in performance share units were changed to a single measure—relative total shareholder return (RTSR). RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution business (the “RTSR Peer Group”) over the three-year performance period. The RTSR Peer Group for the 2010-2012 performance period as established by the Committee consists of the following 26 companies:

AEP Industries Inc.	Gibraltar Industries, Inc.	Reliance Steel & Aluminum Co.
AK Steel Holding Corporation	Haynes International, Inc.	RTI International Metals, Inc.
Allegheny Technologies Inc.	Kaman Corporation	Schnitzer Steel industries, Inc.
Amcol International Corp.	Lawson Products, Inc.	Steel Dynamics, Inc
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.	Stillwater Mining Co
Carpenter Technology Corp.	Nucor Corp.	Texas Industries Inc.
Cliffs Natural Resources Inc.	Olin Corp.	United States Steel Corp.
Commercial Metals Company	Olympic Steel, Inc.	Worthington Industries, Inc.
Fastenal Company	Quanex Building Products Corporation
In 2011, it was determined that half of the performance measure should be based on absolute (not relative) performance and related to the Company’s cost of capital used to accept or reject new investment projects. As a result, modified return on invested capital (“Modified ROIC”) was added as a performance measure, and the performance measures and weightings for the performance share unit awards under the 2011 LTCP were set as shown below.

Performance Measures	Weighting
RTSR	50%
Modified ROIC	50%
The RTSR for 2011 was based on the same RTSR Peer Group that was used in 2010. The Company employed a consulting company to estimate our weighted average cost of equity and cost of debt, which was established as the threshold level of performance for the Modified ROIC performance measure. Modified ROIC can be summarized as the dollar return to providers of equity capital and to the providers of debt capital, divided by the total amount of equity and debt provided; or
(net income + pre-tax interest) ÷ $429,747,000
where $429,747,000 represents the sum of (i) the Company’s market capitalization as of December 31, 2010, based on the 60-day trailing average price of the Company’s common stock, plus (ii) the book value of the Company’s long-term debt as of December 31, 2010.
With respect to the outstanding LTCP performance share units, upon the completion of the three year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in March of the year that follows the end of the performance period. Unless covered by a specific change in control or severance agreement, a participant whose employment is terminated for any reason during the performance period forfeits any award.

2008 LTCP Award. On March 5, 2008, target share awards and performance goals for the 2008-2010 performance period were established. The performance goals for the 2008-2010 performance period reflect certain acquisitions, divestitures or other changes in the Company in 2008 deemed significant by the Committee. Also, in 2008 the Committee determined, after consultation with its then executive compensation consultant, that certain reductions to the LTCP target share awards for the 2007-2009 performance period as part of the transition to an overlapping three-year cycle resulted in a lower cumulative value than the original three-year discrete plan design and should not have occurred. In order to compensate for the potential loss of value in the prior period target share awards, the Committee increased the level of long term incentive compensation awarded for each of the 2008-2010 and 2009-2011 performance periods by 25% of the normal target share award opportunity for those participants affected, including Messrs. Goldberg, Hooks and Tiffany. The table below summarizes each named executive officer’s award opportunity established for the 2008-2010 performance period:

	Target award	Performance Share Units
	opportunity as a % of	(#)
Name	Base Salary	Threshold	Target	Maximum
Michael H. Goldberg	125%	0	28,550	57,100
Scott F. Stephens (1)	66%	0	9,400	18,800
Stephen V. Hooks	100%	0	15,400	30,800
Blain A. Tiffany	63%	0	6,600	13,200

(1)	The Committee granted a 2008-2010 LTCP award to Mr. Stephens on a pro-rata basis upon his joining the Company in July 2008.
The performance goals for the 2008-2010 performance period for the named executive officers are shown below.

2008 – 2010 Measurement	Threshold	Target	Maximum
Cumulative Net Earnings	$118,900,000	$156,400,000	$193,900,000
Return on Total Capital	12%	13%	15%
In March 2011, the Committee reviewed the extent to which the established performance goals were satisfied and there were no payments earned for the 2008-2010 performance period.
2009 LTCP Award. Beginning in 2009, the Committee, after a review of competitive long term market practice trends and in consultation with PM&P, determined that LTCP awards would be split between performance share units and time-based restricted stock. The targeted value mix of these two types of awards was: 67% performance share units; and 33% time-based restricted stock. The inclusion of restricted stock was intended to support the retention of executives, as well as recognize competitive practice among peers. Restricted stock awards made in conjunction with the LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date.

On March 5, 2009, target share awards and performance goals for the 2009-2011 performance period were established. The table below summarizes each named executive officer’s restricted stock grant and performance share unit award opportunity established at the beginning of the 2009-2011 performance period:

	Target award	Restricted
	opportunity as	Stock	Performance Share Units
	a % of Base	Units	(#)
Name	Salary	(#)	Threshold	Target	Maximum
Michael H. Goldberg	125%	26,000	0	52,100	104,200
Scott F. Stephens	80%	8,900	0	17,800	35,600
Stephen V. Hooks	100%	12,600	0	25,100	50,200
Blain A. Tiffany	63%	6,300	0	12,600	25,200
Robert J. Perna	50%	4,600	0	9,300	18,600
The restricted shares will vest 100% on December 31, 2011, subject to the executive’s continued employment through the vesting date. The number of performance share units earned, if any, for the 2009-2011 performance period will be determined in early 2012.
The Company believes disclosing the specific performance targets for 2009 LTCP awards would cause the Company competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our business strategy, pricing margins, capabilities and current compensation for executive talent. Consistent with the approach taken for STIP, the Committee set the levels of performance to attain threshold, target and maximum payouts at minimally acceptable, stretch but achievable, and truly superior levels of performance, respectively. Based on the Company’s financial results in 2009 and 2010, as of December 31, 2010, the Company believes it is unlikely that the performance targets established in early 2009 will be met for the 2009-2011 performance period, and, therefore, it is unlikely that performance share unit awards will be paid for this performance period.
2010 LTCP Award. In 2010, the Committee, in consultation with PM&P, determined that the portion of the LTCP award previously awarded in performance share units should be split between performance share units and stock options for the 2010 LTCP, and that the portion of the award previously made in time-based restricted stock should be made in time-based restricted stock units. The changes resulted in a targeted value mix of: one-third performance share units; one-third stock options; and one-third time-based restricted stock units. The inclusion of stock options in the 2010 LTCP was intended to enhance the link between creating shareholder value and long-term incentive compensation.
On March 18, 2010, target share awards and performance goals for the 2010-2012 performance period were established. To better position the annual LTCP award opportunity at market median and to further motivate executive officers to deliver superior performance that builds shareholder value over the long term, the Committee (or in the case of the CEO, the Board of Directors), approved an increase to each named executive officer’s respective LTCP target award opportunity. The table below summarizes each named executive officer’s target award opportunity as a percentage of base salary and the restricted stock unit, stock option and performance share unit award opportunity established at the beginning of the 2010-2012 performance period:

	Target award
	opportunity as	Restricted	Performance Share Units			Stock
	a % of Base	Stock Units	(#)			Options
Name	Salary	(#)	Threshold	Target	Maximum	(#)
Michael H. Goldberg	150%	25,100	12,550	25,100	50,200	49,100
Scott F. Stephens	145%	13,100	6,550	13,100	26,200	25,500
Stephen V. Hooks	90%	9,150	4,575	9,150	18,300	18,000
Blain A. Tiffany	110%	8,950	4,475	8,950	17,900	17,600
Robert J. Perna	90%	6,750	3,375	6,750	13,500	13,200

Restricted stock unit awards made in conjunction with the 2010 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash or other equity based property. Stock option awards made in conjunction with the 2010 LTCP vest and become exercisable three years from the date of the grant. The term of the options is eight years. To the maximum extent permitted under the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, stock options granted to the named executive officers are treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.
With respect to performance share units awarded under the 2010 LTCP, the threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period.
2011 LTCP Award. In 2011, stock options were eliminated as a component of the LTCP, and the award was changed to performance share units and time-based restricted stock. The change resulted in a target value mix of: 67% performance share units; and 33% time-based restricted stock.
On March 2, 2011, target share awards and performance goals for the 2011-2013 performance period were established. To better position the annual LTCP award opportunity at market median, the Committee (or in the case of the CEO, the Board of Directors), adjusted each of Messrs. Goldberg’s, Stephens’, Tiffany’s and Perna’s respective LTCP target award opportunity. The table below summarizes each named executive officer’s target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established at the beginning of the 2011-2013 performance period:

	Target award
	opportunity as	Restricted	Performance Share Units
	a % of Base	Stock Units	(#)
Name	Salary	(#)	Threshold	Target	Maximum
Michael H. Goldberg	200%	22,400	22,500	45,000	90,000
Scott F. Stephens	140%	8,900	8,950	17,900	35,000
Stephen V. Hooks	90%	6,300	6,350	12,700	25,400
Blain A. Tiffany	100%	5,800	5,750	11,500	23,000
Robert J. Perna	95%	5,000	5,050	10,100	20,200
Restricted stock unit awards made in conjunction with the 2011 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash or other equity based property.
With respect to performance share unit awards made in conjunction with the 2011 LTCP:
•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and
•
Threshold, target and maximum payouts under the Modified ROIC performance measure is based on obtaining the respective Modified ROIC performance target for any one fiscal year during the performance period. If the Modified ROIC returns exceed threshold performance level for any two or more fiscal years during the performance period, then the payout will be based on the highest of the fiscal years in which threshold performance is obtained; and the award opportunity will be increased by an additional 20 percentage points, not to exceed the maximum performance opportunity shown above. The Committee established threshold level of performance equal to the Company’s weighted average cost of capital (WACC). Levels of performance to attain target and maximum payouts were set at stretch but achievable and truly superior levels of performance, respectively. The Company believes disclosing the specific Modified ROIC performance targets would cause the Company competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our business strategy, pricing margins, and capabilities and current compensation for executive talent.

Other Awards
The Company relies principally upon the established LTCP and STIP for long-term and short-term incentives for our executive officers. In limited circumstances, the Company uses restricted stock grants or discretionary cash awards in connection with executive recruitment or in recognition of executive promotions or performance. In recognition of Mr. Stephens’ additional responsibilities and performance as Interim President, Castle Metals Oil & Gas during a significant portion of 2010, the Committee awarded him a discretionary cash bonus of $75,000 in March 2011.
Retirement Benefits
The Company currently maintain three pension plans: a noncontributory defined benefit pension plan covering substantially all of our salaried employees (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for our executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all of our non-union hourly employees. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Company’s noncontributory defined benefit pension plan, covering substantially all of our salaried and non-union hourly employees, were frozen.
401(K) Savings and Retirement Plan
The Company has a qualified 401(k) Savings and Retirement Plan for our employees in the United States. The named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) Plan. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Code limit. Beginning in 2008, in conjunction with the Company’s decision to freeze its pension plans, the Company instituted a match of 50% for each dollar contributed by an employee, up to 6% of compensation, and began making an additional annual fixed contribution into employees’ 401(k) accounts equal to 4% of an employee’s base salary. The Company also provided additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits only applied to employees who were participants in our salaried and non-union hourly employees’ pension plan prior to June 30, 2008.
In connection with certain cost reduction initiatives implemented by the Company in early 2009, the 401(k) Plan was modified to suspend all contributions by the Company for payroll periods beginning on or after April 27, 2009, until such date as determined by the Committee in its sole discretion. In March 2010, the Committee reinstated the Company’s 50% matching contribution and transition credits. The Company’s annual 4% fixed contribution remains suspended.
In 2010, the Company’s contributions to the 401(k) Plan amounted to $0, $1,055, $5,416, $5,670, and $2,008 for Messrs. Goldberg, Stephens, Hooks, Tiffany, and Perna, respectively.
Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Savings and Retirement Plan, in which key employees, including the named executive officers, are eligible to participate. This Supplemental 401(k) Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for the Company’s senior executive officers and vice presidents. The purpose of the Deferred Plan is to give participants the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. All of the named executive officers participated in the Deferred Plan in 2010.
Eligible employees may elect to defer a portion of their annual base salary and STIP award until a fixed date or upon separation from service. Such elections must be made prior to the start of the calendar year immediately preceding the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant’s deferred compensation account on the date such compensation would otherwise have been paid to the employee. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant’s deferred compensation account.

Those participating in the Deferred Plan select from the same selection of investment funds available in the Company’s 401(k) Plan (excluding the Company stock fund) for their deferral investments and are credited with the returns generated. However, all funds deferred under the plan and the notional returns generated are assets of the Company. No funds are set aside in a trust or otherwise; the individual executives in the Deferred Plan are considered general unsecured creditors of the Company for payment of their Deferred Plan accounts.
Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.
Beginning in 2008, the Company made matching and fixed contributions to a participant’s deferred compensation account in an amount determined under the same formula as the Company’s 401(k) Plan. However, in connection with certain cost reduction initiatives implemented by the Company in early 2009, the Deferred Plan was modified to suspend all contributions by the Company for payroll periods beginning on or after April 27, 2009, until such date as determined by the Committee in its sole discretion. In March 2010, coincident with the change to the Company’s 401(k) Plan, the Company’s 50% matching contribution and the transition credits were reinstated under the Deferred Plan.
In 2010, the Company’s contributions to the Deferred Plan amounted to $15,527, $8,815, $21,253, $10,526, and $5,629 for Messrs. Goldberg, Stephens, Hooks, Tiffany, and Perna, respectively.
Perquisites and Other Personal Benefits
The Company provides limited perquisites to our executive officers, including the named executive officers. These include taxable automobile usage for all named executive officers, and for certain executive officers, including Messrs. Goldberg, Stephens, Hooks, and Tiffany, country/luncheon club dues. The Company believes these perquisites facilitate business transactions and help build stronger relationships with customers and suppliers and are competitive in the marketplace.
The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. This policy coordinates coverage with an executive’s personal homeowner’s and automobile policies. In addition, in limited circumstances a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.
The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage.
Additional Executive Compensation Policies
Stock Ownership Guidelines
In 2006, the Board of Directors established executive stock ownership guidelines for ownership of the Company’s stock by our executive officers, including the named executive officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company’s shareholders. The guidelines currently provide that executive officers reach prescribed stock ownership levels within five years of their appointment as an officer, or March 5, 2014, whichever is later. The total number of shares required to meet the prescribed stock ownership levels are recalculated on December 31 of each year, based on the executive’s base salary on that date and the Company’s average stock price for the 200 trading days immediately prior to that date. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

The ownership guidelines require the CEO to maintain common stock equivalent in value to five times his base salary and the Chief Financial Officer to maintain common stock equivalent in value to three times his base salary. In July 2010, the Committee increased the ownership guidelines for the Presidents of the Company’s commercial units, including Messrs. Hooks and Tiffany, from one times to two times their respective base salaries. All other executive officers are required to maintain ownership equivalent in value to their respective base salaries. Shares owned outright and beneficially, shares held in non-qualified retirement plans, performance-based shares earned but not yet paid, restricted stock and vested stock options count toward the ownership guidelines. Unvested stock options and unearned performance shares do not count toward satisfying these guidelines. The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2010 as calculated in accordance with the ownership guidelines.

	Ownership		Actual Number
	Requirement as a	Number of	of Shares
Name	% of Base Salary	Shares Required	Owned(1)
Michael H. Goldberg	500%	194,915	168,082
Scott F. Stephens	300%	66,203	28,551
Stephen V. Hooks	200%	48,644	92,470
Blain A. Tiffany	200%	39,864	38,839
Robert J. Perna	100%	18,366	19,025

(1)	Includes shares attributable to unexercised, vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.
The Committee reviews the guidelines annually and monitors each covered executive’s progress toward, and continued compliance with, the approved guidelines.
Holding Restrictions
In July 2010, as part of an amendment to the Company’s executive stock ownership guidelines, the Committee adopted holding restrictions for restricted stock and stock options for the executive officers, including the named executive officers. The guidelines provide that until a covered executive fully meets his prescribed stock ownership level, the executive is required to retain a number of shares equal to 100% of the net after tax value from the vesting of restricted stock and 100% of the net after tax proceeds of an option exercise. After the prescribed stock ownership level is fully met, the covered executive is required to retain a number of shares equal to at least 50% of the net after tax value from the vesting of restricted stock and at least 50% of the net after tax proceeds of an option exercise for a period of six months after vesting or exercise. If an executive officer leaves the Company for any reason, the holding restrictions lapse.
Compensation Recovery Policy
In 2007, the Committee adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.
The Policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:
•	Deductions from future incentive compensation payments;
•	Reduction in the Company’s liability for payment of any incentive compensation that an executive elected to defer until a future date; or
•	Certified check.
The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive.

Tax and Accounting Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. LTCP performance share awards are performance based and meet the requirements of Section 162(m) and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, STIP awards and restricted stock awards do not meet the requirements of performance based compensation under Section 162(m). All of the Company’s incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.
While the Committee intends to provide compensation opportunities to the Company’s executives in as tax-efficient a manner as possible, the Committee recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.
The Company accounts for stock-based payments, including stock options, restricted stock and the LTCP performance share awards in accordance with the requirements of SFAS 123(R).
Compensation Risk
At the direction of the Committee, management annually conducts a comprehensive risk assessment of the Company’s compensation policies and practices, which included the following actions:
•	Assigned a team, consisting of members of the human resources, legal and internal audit functions, the responsibility to assess compensation risk;
•	Completed an inventory of the Company’s compensation programs, with input from the Committee’s independent compensation consultant as to a framework for assessing compensation risk;
•
Reviewed both business and compensation risk to ensure that the Company’s compensation plans appropriately take into account key business risk and do not have design flaws which motivate inappropriate or excessive risk taking; and

•	Reported back to the Committee its findings.
Management conducted this assessment of all compensation policies and practices for all employees, including the named executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. This process included a review of the Company’s executive and non-executive incentive compensation programs. Management reviewed the results of this risk assessment with the Committee. During the review several risk mitigating factors inherent in the Company’s compensation practices were noted, including the Committee’s discretion in approving executive compensation and establishing performance goals for short term and long term compensation plans, the Company’s use of a balanced array of performance measures in its short term incentive plan, stock ownership guidelines for executive officers and the Company’s compensation recovery policy.

REPORT OF THE HUMAN RESOURCES COMMITTEE
The Human Resources Committee of the Company’s Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Based upon this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in the Company’s proxy statement relating to the 2011 Annual Meeting of Shareholders.

Human Resources Committee

Ann M. Drake
William K. Hall, Chairman
Robert S. Hamada
Patrick J. Herbert, III
James D. Kelly
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
The following table sets forth the total compensation paid to or earned by each of the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2010, 2009 and 2008.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)(6)	($)(7)	($)
Michael H. Goldberg,	2010	553,990	0	285,186	73,984	858,815	25,444	32,261	1,829,680
President and Chief	2009	537,404	0	460,706	0	74,750	23,447	37,644	1,133,951
Executive Officer	2008	549,340	0	633,810	0	50,000	42,097	51,522	1,326,769

Scott F. Stephens,	2010	305,827	75,000	109,282	38,424	291,698	0	14,824	835,055
Vice President, Chief	2009	289,731	0	157,509	0	37,200	0	18,890	503,330
Financial Officer and Treasurer	2008	147,562	0	459,346	0	93,000	0	9,193	709,101

Stephen V. Hooks,	2010	341,250	0	89,885	27,123	334,914	293,566	44,465	1,131,203
Executive Vice President	2009	327,115	0	222,425	0	68,143	278,374	56,591	952,648
and President, Castle Metals	2008	343,182	0	341,880	0	217,847	243,157	59,464	1,205,530

Blain A. Tiffany,	2010	276,230	60,000	175,128	26,520	141,033	22,772	21,371	723,054
Vice President and	2009	257,999	60,000	311,495	0	112,000	20,269	49,631	811,394
President, Castle Metals Aerospace (1)	2008	238,122	0	146,520	0	114,362	19,424	37,585	556,013

Robert J. Perna,	2010	254,527	0	56,339	19,890	161,846	0	18,490	511,092
Vice President, General Counsel & Secretary

(1)
In recognition of his promotion to President, Castle Metals Aerospace in February 2009 and in connection with his subsequent relocation to California, Mr. Tiffany received a restricted stock award of 21,881 shares of Company common stock. In addition, he was guaranteed a 2009 STIP payout amount equal to his target opportunity and, in lieu of a cost of living adjustment, received two payments of $60,000 each on February 1, 2009 and February 1, 2010.

(2)	Salary and bonus represents 30%, 46%, 30%, 47%, and 50% of total compensation for the year 2010 for Messrs. Goldberg, Stephens, Hooks, Tiffany, and Perna, respectively.

(3)
For 2010, the amount in this column for Mr. Stephens reflects the payment of a discretionary cash bonus in recognition of his additional responsibilities and performance as Interim President, Castle Metals Oil & Gas during 2010.

(4)
For 2010, includes the grant date fair value of performance share unit awards under the 2010-2012 LTCP based upon target performance and computed accordance with ASC Topic 718, in the following amounts: Mr. Goldberg — $87,266; Mr. Stephens — $45,545; Mr. Hooks — $31,812; Mr. Tiffany — $31,117; and Mr. Perna — $23,468. The grant date value of those performance share unit awards assuming maximum performance level if achieved would be as follows: Mr. Goldberg — $174,532; Mr. Stephens — $91,090; Mr. Hooks — $63,624; Mr. Tiffany — $62,234; and Mr. Perna — $46,936.

(5)	Reflects the cash awards under the Company’s STIP.

(6)
Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the Supplemental Pension Plan determined using assumptions consistent with those used in the Company’s financial statements.

(7)
All other compensation for 2010 includes Company matching and fixed contributions under the 401(k) Profit Sharing Plan and Deferred Plan, lease payments on a company-provided car, country club dues reimbursement, and company paid life insurance and excess personal liability insurance premiums. For Mr. Tiffany, all other compensation for 2009 also includes $23,334 in relocation expenses in connection with his promotion to President, Castle Metals Aerospace.

In 2010, Mr. Goldberg received $15,527 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Stephens received $9,870 in matching and fixed contributions under the Company’s 401(k) Plan; Mr. Hooks received $26,669 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Tiffany received $16,196 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; and Mr. Perna received $7,637 in matching and fixed contributions under the Company’s 401(k) Plan.

Grants of Plan-Based Awards — Fiscal Year 2010
The following table sets forth plan-based awards granted to named executive officers pursuant to Company plans during 2010.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Number of	Number of	or Base	Grant Date
			Non-Equity Incentive Plan			Equity Incentive Plan			Shares of	Securities	Price of	Fair Value
			Awards (1)			Awards (2)			Stock or	Underlying	Option	of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Michael H. Goldberg	3/2/10		0	575,000	1,150,000
	3/18/10					12,550	25,100	50,200				87,266
	3/18/10	(4)							25,100			85,913
	3/18/10	(5)								49,100	12.79	73,984

Scott F. Stephens	3/2/10		0	195,300	390,600
	3/18/10					6,550	13,100	26,200				45,545
	3/18/10	(4)							13,100			44,839
	3/18/10	(5)								25,500	12.79	38,424

Stephen V. Hooks	3/2/10		0	215,250	430,500
	3/18/10					4,575	9,150	18,300				31,812
	3/18/10	(4)							9,150			31,319
	3/18/10	(5)								18,000	12.79	27,123

Blain A. Tiffany	3/2/10		0	117,600	235,200
	3/18/10					4,475	8,950	17,900				31,117
	3/18/10	(4)							8,950			30,634
	3/18/10	(5)								17,600	12.79	26,520

Robert J. Perna	3/2/10		0	108,360	216,720
	3/18/10					3,375	6,750	13,500				23,468
	3/18/10	(4)							6,750			23,104
	3/18/10	(5)								13,200	12.79	19,890

(1)
These columns show the range of potential payouts for 2010 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation” in the Compensation Discussion and Analysis. The incentive payment for 2010 performance has been made as shown in the Summary Compensation Table.

(2)	Reflects the award of performance share units under the 2010 — 2012 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

(3)
For awards of performance shares under the 2010 — 2012 LTCP, reflects grant date value computed in accordance with ASC Topic 718. For all other stock awards, reflects grant date fair value computed in accordance with SFAS 123(R).

(4)	Reflects the award of restricted stock units under the 2010 — 2012 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

(5)	Reflects the award of stock options under the 2010 — 2012 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

Outstanding Equity Awards at 2010 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of the end of 2010.

	Option Awards				Stock Awards
					Number
					of
					Shares	Market	Equity Incentive	Equity Incentive
	Number of	Number of			or Units	Value of	Plan Awards:	Plan Awards:
	Securities	Securities			of Stock	Shares or	Number of	Market or Payout
	Underlying	Underlying			That	Units of	Unearned Shares,	Value of Unearned
	Un-exercised	Un-exercised	Option		Have	Stock That	Units or Other	Shares, Units or
	Options (#)	Options (#)	Exercise	Option	Not	Have Not	Rights That Have	Other Rights That
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Not Vested	Have Not Vested
Name	(1)	(2)	($)	Date	(#) (3)	($)(4)	(#)(5)	($)(6)
Michael H. Goldberg	20,000		28.40	11/3/16	61,100	1,124,851	12,550	231,046
		49,100	12.79	3/18/08

Scott F. Stephens		25,500	12.79	3/18/18	22,000	405,020	6,550	120,586

Stephen V. Hooks	44,300		5.21	10/23/13	21,750	400,418	4,575	84,226
		18,000	12.79	3/18/18

Blain A. Tiffany	3,333		5.21	10/23/13	37,131	683,582	4,475	82,385
		17,600	12.79	3/18/18

Robert J. Perna		13,200	12.79	3/18/18	11,350	208,954	3,375	62,134

(1)	Mr. Goldberg’s option award vested on November 3, 2006. All other reported option awards in this column vested on October 23, 2006.

(2)	All reported option awards in this column vest on March 18, 2013.

(3)
Of the total shares reported for Mr. Goldberg, 10,000 shares of restricted stock will vest on November 3, 2011, 26,000 shares of restricted stock will vest on December 31, 2011, and 25,100 will vest on December 31, 2012. Of the total shares reported for Mr. Stephens, 8,900 shares of restricted stock will vest on December 31, 2011, and 13,100 will vest on December 31, 2012. Of the total shares reported for Mr. Hooks, 12,600 shares of restricted stock will vest on December 31, 2011, and 9,150 will vest on December 31, 2012. Of the total shares reported for Mr. Tiffany, 21,881 shares of restricted stock vested on February 3, 2011, 6,300 shares of restricted stock will vest on December 31, 2011 and 8,950 will vest on December 31, 2012. Of the total shares reported for Mr. Perna, 4,600 shares of restricted stock will vest on December 31, 2011, and 6,750 will vest on December 31, 2012.

(4)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2010 by the number of shares of stock.

(5)
Reflects performance share units at the threshold payout level under the 2009-2011 LTCP and at the target payout level under the 2010-2012 LTCP, both of which are described in the section titled “Long Term Incentive Compensation” of the Compensation Discussion and Analysis. No performance shares were earned for the 2008-2010 LTCP performance period and the award was subsequently deemed forfeited by action of the Human Resources Committee.

(6)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2010 by the number of performance share units.

Option Exercises and Stock Vested — Fiscal 2010
The table below describes for each named executive officer the amount of stock options exercised and the amount of stock which vested during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Michael H. Goldberg	0	0	0	0
Scott F. Stephens	0	0	0	0
Stephen V. Hooks	0	0	0	0
Blain A. Tiffany	0	0	0	0
Robert J. Perna	0	0	0	0
Pension Benefits — Fiscal Year 2010
The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and SERP. Messrs. Stephens and Perna do not participate in the Pension Plan or SERP. Under the Pension Plan and SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2010. The Company does not have a policy of granting extra pension service. For a description of the Company’s pension plan and SERP see the “Retirement Benefits” and “401(k) Savings and Retirement Plan” section of the Compensation Discussion and Analysis.

		Number of	Present Value of
		Years Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)(2)
Michael H. Goldberg	Salaried Employees Pension Plan	2.4	43,463
	Supplemental Pension Plan	2.4	158,002

Stephen V. Hooks	Salaried Employees Pension Plan	35.6	1,249,635
	Supplemental Pension Plan	35.6	1,448,087

Blain A. Tiffany	Salaried Employees Pension Plan	7.8	121,997
	Supplemental Pension Plan	7.8	31,761

(1)
The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation — Fiscal Year 2010
The table below provides information on the non-qualified deferred compensation plan that our named executive officers participated in during 2010. For a description of the Company’s non-qualified deferred compensation plan see the “Non-Qualified Deferred Compensation” section of the Compensation Discussion and Analysis.

			Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals /	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)(1)	($)(2)	($)	($)	($)
Michael H. Goldberg	41,464	15,527	12,750	0	230,610
Scott F. Stephens	18,393	8,815	4,621	0	56,045
Stephen V. Hooks	19,530	21,253	80,389	0	786,644
Blain A. Tiffany	12,194	10,526	3,505	0	38,087
Robert J. Perna	11,017	5,629	2,323	0	32,352

(1)
Executive contributions represent deferral of base salary and bonus paid during 2010, which amounts are also disclosed in the 2010 Salary column and the 2008 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan in 2010 are included as compensation in the 2010 Other Compensation column of the Summary Compensation Table.
Employment Agreement
In connection with Mr. Goldberg’s hiring in 2006, the Company entered into an employment/noncompetition agreement with Mr. Goldberg. The Board believes the agreement is valuable because it confirms the mutual understanding of the Company and Mr. Goldberg with respect to the terms of employment and provides for certain post-employment restrictions. In December 2010, the independent members of the Board, upon recommendation of the Human Resources Committee, authorized amendments to Mr. Goldberg’s employment/noncompetition agreement to ensure alignment with perceived market practices and regulatory compliance. Material terms of the amended agreement include:
(i)	The term of the contract continues from year to year until terminated by either Mr. Goldberg or the Company at which time Mr. Goldberg will receive benefits as stated in the Agreement.

(ii)	A minimum base salary is guaranteed ($450,000).

(iii)	Mr. Goldberg received a $15,000 signing bonus in 2006.

(iv)	Mr. Goldberg is eligible to participate in the Company’s compensation and benefit programs, with a guaranteed STIP payout for 2006 of 50% of base salary.

(v)	Mr. Goldberg was allocated a 45,000 performance share grant for the 2005-2007 performance period under the LTCP.

(vi)
The agreement provides for different severance benefits depending on who initiates the termination, the Company or Mr. Goldberg, and the nature of the termination, death, disability, voluntary resignation, termination with or without cause, or constructive termination (as defined in the agreement).

(vii)	In the event of termination by the Company without cause or in the event of termination by Mr. Goldberg as a result of constructive termination, he is entitled to:
a)	Lump sum payment equal to one times the sum of his base salary then in effect plus STIP award based on the target bonus for the year of termination;
b)	Lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;
c)
Accelerated vesting of long term performance awards on a pro rata basis based on actual performance through the end of the performance period, provided Mr. Goldberg’s termination of employment precedes the end of the performance period by less than one year;

d)	Continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date);

e)
Continued participation for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

f)
Continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Goldberg begins employment with another employer, whichever occurs first.

(viii)	Restrictions relating to confidentiality, non-disclosure and non-solicitation:
a)	Agreement by Mr. Goldberg not to compete with the Company for one year post-employment;
b)	Agreement by Mr. Goldberg not to solicit business from the Company’s business associates for one year post employment; and
c)	Agreement by Mr. Goldberg not to solicit Company employees for two years post employment.
(ix)	Payment for relocation expenses in connection with his move to the Chicago area in 2006 with a gross-up payment for any income taxes which may be imposed on the reimbursed relocation expenses.
If Mr. Goldberg’s employment had been terminated by the Company without cause on December 31, 2010, then under this agreement, Mr. Goldberg would have been entitled to $2,098,665 in severance benefits. If Mr. Goldberg’s employment had been terminated by the Company with cause or if Mr. Goldberg had voluntarily resigned on December 31, 2010, then under this agreement, there would be no severance benefit and Mr. Goldberg would have been entitled only to the prorated benefits earned to the date of termination.
Severance Agreements
The Board previously approved severance agreements with all executive officers (other than the CEO), including Messrs. Stephens, Hooks, Tiffany and Perna. In October 2010, the Board approved amendments to these agreements to ensure alignment with perceived market practices and regulatory compliance. These agreements provide for severance benefits in the event the executive’s employment is terminated without cause by the Company or by the executive for good reason (as defined in the agreement).
These agreements have an initial term of two years and are automatically extended annually for successive one year periods, on each successive anniversary of the effective date, unless either party notifies the other of an election not to renew at least 30 days prior to the effective date of any such extension. Benefits under these agreements include the following:
(i)	Lump sum payment equal to one times the executive’s base salary then in effect;
(ii)	Lump sum payment equal to the executive’s pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;
(iii)
Accelerated vesting of long term performance awards on a pro rata basis based on actual performance through the end of the performance period, provided such executive’s termination of employment precedes the end of the performance period by less than one year;

(iv)	Continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date);
(v)
Continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at the Company’s expense; and

(vi)
Continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which such executive begins employment with another employer, whichever occurs first.

These agreements also contain the following post-employment restrictions relating to confidentiality, non-disclosure and non-solicitation:
(i)	Agreement by the executive not to compete with the Company for one year post-employment;
(ii)	Agreement by the executive not to solicit business from the Company’s business associates for one year post employment; and
(iii)	Agreement by the executive not to solicit Company employees for one year post employment.

If the triggering events under the severance agreements had occurred as of December 31, 2010, Mr. Stephens would have been entitled to $669,170 in severance benefits, Mr. Hooks would have been entitled to $737,789 in severance benefits, Mr. Tiffany would have been entitled to $451,027 in severance benefits and Mr. Perna would have been entitled to $467,092 in severance benefits. In addition, in connection with Mr. Tiffany’s promotion to President, Castle Metals Aerospace in 2009 and his subsequent relocation to California, the Company agreed to pay future relocation expenses that may be incurred by Mr. Tiffany in the event his employment is terminated during his assignment in that position.
Change in Control Agreements
Chief Executive Officer
In connection with Mr. Goldberg’s hiring in 2006, the Company entered into a Change of Control Agreement with Mr. Goldberg. In December 2010, the independent members of the Board, upon recommendation of the Human Resources Committee, authorized amendments to Mr. Goldberg’s change in control agreement to ensure alignment with perceived market practices and regulatory compliance. Under this agreement, the Company will provide certain benefits to Mr. Goldberg if there is a change of control of the Company and within 24 months after the date of such change of control:
(i)
(a) Mr. Goldberg’s duties and responsibilities have been substantially changed or reduced, Mr. Goldberg has been relocated outside the Chicago metropolitan area, or Mr. Goldberg’s compensation has been reduced, and (b) Mr. Goldberg resigns; or

(ii)	Mr. Goldberg is terminated without cause.
Benefits under the agreement include the following, which are due upon termination of employment, except in certain limited circumstances as noted below, when such benefits are due upon the change in control event:
(i)	a lump sum cash payment in the amount of two times the sum of Mr. Goldberg’s base salary as of the date of the change of control and target incentive compensation for that same year;
(ii)
upon a change of control the accelerated vesting on a pro rata basis of all outstanding and unvested long term performance awards based on actual performance through the end of the calendar month immediately preceding the change in control event;

(iii)
the accelerated vesting of all outstanding and unvested equity compensation awards (other than long term performance awards) upon termination of employment, or in certain limited circumstances upon the change in control event;

(iv)
coverage, at the Company’s expense, under all of the Company’s health plans shall continue for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination;

(v)
an additional retirement benefit equal to the actuarial equivalent of the additional amount that Mr. Goldberg would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age;

(vi)	a lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;
(vii)
continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Goldberg begins employment with another employer, whichever occurs first;

(viii)	continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date of such option);
(ix)	accrued vacation through the date of termination to be paid in a lump sum; and
(x)	all other benefits in accordance with applicable plans.

If the triggering events under this agreement had occurred as of December 31, 2010, Mr. Goldberg would have been entitled to $4,890,476 in severance benefits.
Executive officers other than the CEO
The Board previously approved change in control agreements with all other executive officers, including Messrs. Stephens, Hooks, Tiffany and Perna. The Company believes these agreements are valuable for shareholders, as they provide for continuity and retention of the named executives services in potentially unstable situations. In July 2010, the Board approved amendments to these agreements to ensure alignment with perceived market practices and regulatory compliance. These agreements provide for severance benefits in the event there is a change in control of the Company and thereafter, the executive terminates employment with the Company within 6 months after providing notice to the Company of the existence of the conditions potentially causing good cause, or the executive’s employment is terminated by the Company for any reason other than for cause.
Benefits under the agreement include the following, which are due upon termination of employment, except in certain limited circumstances as noted below, when such benefits are due upon the change in control event:
(i)
with respect to Messrs. Hooks, Stephens and Perna, a lump sum cash payment in the amount of two times their respective base salary immediately prior to the termination date, and in the case of Mr. Tiffany a lump sum cash payment in the amount of one times his base salary immediately prior to the termination date;

(ii)	a lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;
(iii)
upon a change of control the accelerated vesting on a pro rata basis of all outstanding and unvested long term performance awards based on actual performance through the end of the calendar month immediately preceding the change in control event;

(iv)
the accelerated vesting of all outstanding and unvested equity compensation awards (other than long term performance awards) upon termination of employment, or in certain limited circumstances upon the change in control event;

(v)
continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at the Company’s expense;

(vi)
continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which the executive begins employment with another employer, whichever occurs first;

(vii)	continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date of such option); and
(viii)
with respect to Mr. Hooks, an additional retirement benefit equal to the actuarial equivalent of the additional amount that he would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age.

These agreements also provide, in the case that in the event that upon a change in control the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments will be reduced to the extent required to avoid application of the tax imposed by Section 4999.
These agreements also contain the following post-employment restrictions relating to confidentiality, non-disclosure and non-solicitation:
(i)	Agreement by the executive not to compete with the Company for one year post-employment;
(ii)	Agreement by the executive not to solicit business from the Company’s business associates for one year post employment; and
(iii)	Agreement by the executive not to solicit Company employees for one year post employment
If the triggering events under the change in control agreement had occurred as of December 31, 2010, Mr. Stephens would have been entitled to $1,623,397 in severance benefits, Mr. Hooks would have been entitled to $1,770,885 in severance benefits, Mr. Tiffany would have been entitled to $1,288,438 in severance benefits, and Mr. Perna would have been entitled to $1,062,552 in severance benefits.

Equity Compensation Plan Information
This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2010.

(c)
Number of securities
	(a)				remaining
	Number of		(b)		available for
	securities to		Weighted-		future issuances
	be issued		average		under equity
	upon exercise		exercise		compensation
	of		price of		plans
	outstanding		outstanding		(excluding
	options,		options,		securities
	warrants and		warrants		reflected in
Plan Category (1)	rights		and rights		column (a))
Equity compensation plans approved by security holders	1,829,474	(2)	$12.28	(3)	353,633
Equity compensation plans not approved by security holders(4)	31,317		N/A	(5)	N/A	(6)
Total	1,860,791		N/A		353,633

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)
This number includes stock options and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”), 2000 Restricted Stock and Stock Option Plan (“2000 Plan”), 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”), and 2008 Restricted Stock, Stock Option and Equity Compensation Plan (“2008 Plan”, and, collectively, the “Plans”). As of December 31, 2010, 469,792 stock options awards remain outstanding for shares of common stock reserved for issuance under the Plans, and 141,300 restricted stock units and 1,218,382 equity performance share units remain outstanding for shares of common stock reserved for issuance under the Plans.

The number of equity performance share units outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2008-2010, 2009-2011 and 2010-2012 performance periods. However, no performance share units were earned for the 2008-2010 performance period (representing 316,942 performance share units) and the award was subsequently deemed forfeited by action of the Human Resources Committee and are unavailable for future issuance. As of March 1, 2011, 1,506,692 shares were reserved for issuance under the Plans in connection with 468,692 outstanding stock options (with a weighted average exercise price of $12.27 and a weighted average remaining term of 5.5 years) and 1,038,000 outstanding shares to be issued pursuant to other awards made pursuant to the Plans (for example, performance share and restricted stock units). As of March 1, 2011, 360,283 shares remained available for issuance under the Plans.

(3)
Equity performance share and restricted share award units granted under the 2008 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals or upon vesting. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)
The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the shareholders. Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer and meeting fees. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account. As of March 1, 2011, 31,317 shares were reserved for issuance under the Directors Plan.

(5)
The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS
The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary.
STOCKHOLDER PROPOSALS
In order for proposals by stockholders to be considered for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2012 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than November 26, 2011. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2012 annual meeting of stockholders to give advance written notice to the Company between December 30, 2011 and January 29, 2012.

Robert J. Perna
Vice President,
General Counsel and Secretary
March 25, 2011

Appendix A
2008 A.M. CASTLE & CO. OMNIBUS INCENTIVE PLAN
(As Amended and Restated as of April 28, 2011)
1. Purpose and Effective Date. The purposes of the Plan are (a) to strengthen the ability of the Corporation and its Subsidiaries to attract and retain directors, key executives, and other key managerial, supervisory and professional employees, (b) to attract and align the interests of Participants with the long-term interests of the Corporation and its Subsidiaries and its stockholders, (c) to motivate Participants to put forth their maximum effort for the continuing growth of the Corporation and its Subsidiaries, (d) to further identify Participants’ interests with those of the Corporation’s stockholders, (e) to provide a means to encourage Stock ownership and proprietary interest in the Corporation, and (f) to provide incentive compensation opportunities that are competitive with those of other corporations in the same industries as the Corporation and its Subsidiaries; and thereby promote the interests of the Corporation and its Subsidiaries and its stockholders. The Plan is intended to provide Plan Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m).
The Plan became effective upon the ratification by the holders of the majority of those shares present in person or by proxy at the Corporation’s 2008 annual meeting of its stockholders on April 24, 2008, and was thereafter amended and restated on March 5, 2009 and on December 9, 2010. The Plan shall be further amended and restated in the form provided herein, effective as of April 28, 2011, subject to approval by the Corporation’s stockholders.
2. Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(a) Award means the grant of incentive compensation under this Plan to a Participant.
(b) Board means the board of directors of the Corporation.
(c) Code means the Internal Revenue Code of 1986, as amended. Any reference in the Plan to a specific Section of the Code shall include such Section and any comparable provision of any future legislation amending, supplementing, or superseding such Section, and any valid regulation and other applicable authorities promulgated thereunder.
(d) Committee means the Human Resources Committee of the Board and its subcommittee, or such other committees and subcommittees designated from time to time by the Board.
(e) Corporation means A.M. Castle & Co., a Maryland corporation, or any successor thereto.
(f) Covered Employee means a covered employee within the meaning of Code Section 162(m).
(g) Equity Performance Award means an Award subject to the satisfaction of Performance Criteria and granted pursuant to section 10 below.
(h) Exchange Act means the Securities Exchange Act of 1934, as amended. Any reference in the Plan to a specific Section of the Exchange Act shall include such Section and any comparable provision of any future legislation amending, supplementing, or superseding such Section, and any valid regulation and other applicable authorities promulgated thereunder.

(i) Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, including, without limitation, the closing market composite price of Stock as reported for the New York Stock Exchange-Composite Transaction as of the applicable date or, if Stock is not traded on that date, on the next preceding date on which Stock was so traded, except as otherwise specified in the Plan or as required by applicable law or regulation.
(j) Incentive Stock Option means a Stock Option designed to meet the requirements of Code Section 422. Notwithstanding any provision in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Code Section 422, or, without the consent of the affected Participant, to cause any Incentive Stock Option previously granted to fail to qualify for the federal income tax treatment afforded under Code Section 421.
(k) Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.
(l) Participant means (i) an employee of the Corporation or its Subsidiaries or (ii) an individual who is a member of the Board and who is not an employee of the Corporation or any of its Related Companies, who, in each case, has been designated by the Committee as eligible to receive an Award under the Plan.
(m) Performance Cash Award means a cash incentive Award subject to the satisfaction of Performance Criteria and granted pursuant to section 11 below.
(n) Performance Criteria means one or more business criteria (within the meaning of Code Section 162(m)) designated by the Committee, including, but not limited to, based, in whole or part, among any or a combination of the following: gross profit on sales, material gross profit (gross profit on material portion of sales), operating income, DSO (days sales outstanding on receivables), DSI (days sales outstanding on inventory), working capital employed, purchase variance, delivery variance, sales, earnings, earnings per share, pre-tax earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net earnings, net operating profit after taxes, return on assets or net assets, return on capital (including return on total capital or return on invested capital), share price (including, but not limited to, total shareholder return, relative total shareholder return and other measures of shareholder value creation), return on equity, return on investments, asset management, and the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, strategic initiatives, customer service, safety, corporate development, and leadership development) and may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards or other extraordinary events causing dilution or diminution in the Corporation’s earnings. Performance Criteria need not be the same for all Participants, and may be established for the Corporation as a whole or for its various groups, divisions, Subsidiaries and affiliates and may be measured relative to a peer group or index. The Committee at the time of establishing Performance Criteria may prescribe adjustments to the otherwise applicable Performance Criteria in the event of certain changes in the beneficial ownership of Stock or other corporate transaction, establish a minimum performance target for the applicable Performance Criteria (including adjustments thereto in the event of certain changes in the beneficial ownership of Stock or other corporate transaction), and provide for reduced payment if the applicable Performance Criteria is not achieved but the minimum performance target is met. In addition, measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by Generally Accepted Accounting Principles and as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other U.S. Securities and Exchange Commission filings.
(o) Performance Period means the period during which the Performance Criteria must be attained, as designated by the Committee, with a minimum of one year (or, in the case of an Equity Performance Award, a minimum of three years), subject to acceleration as determined by the Committee in its sole discretion.

(p) Plan means this 2008 A.M. Castle & Co. Omnibus Incentive Plan, as amended (formerly known as the A.M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan immediately prior to April 28, 2011).
(q) Qualified Retirement means, with respect to an employee, a termination from employment from the Corporation and all of its Related Companies that occurs after the employee attains at least age 65 and completes at least five years of continuous service as a full-time employee.
(r) Related Company means any corporation during any period in which it is a Subsidiary or during any period in which it, directly or indirectly, owns fifty percent (50%) or more of the total combined voting power of all classes of stock of the Corporation that are entitled to vote.
(s) Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 9 below.
(t) RSU means a restricted stock unit granting a Participant with the right to receive Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 9 below.
(u) SAR means a stock appreciation right granted pursuant to section 8 below.
(v) Stock means a share of common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.
(w) Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.
(x) Subsidiary means any corporation or entity during any period in which the Corporation owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.
3. Administration. The Plan will be administered by the Committee consisting of three or more directors of the Corporation as the Board may designate from time to time, each of whom shall satisfy such requirements as:
(a) the U.S. Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;
(b) the New York Stock Exchange may establish pursuant to its rule-making authority; and
(c) the U.S. Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).
The Committee shall have the discretionary authority to manage and control the operation and administration of the Plan, to construe and interpret the Plan and any Awards granted hereunder, to establish and amend rules for Plan administration, to establish the terms and conditions of Awards, to change the terms and conditions of Awards at or after grant (subject to the provisions of sections 19 and 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan.

Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one or more Performance Criteria. Performance Criteria shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier). The Committee may select one or more Performance Criteria and may apply those Performance Criteria on a corporate-wide, division, or business segment basis, or any combination thereof; provided, however, that the Committee may not increase the amount of compensation payable to a Covered Employee upon the satisfaction of Performance Criteria.
The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members. Any interpretation or determination made by the Committee under the Plan shall be final and binding on all persons.
4. Participants. Participants may consist of all employees of the Corporation and its Subsidiaries and all non-employee directors of the Corporation; provided, however, the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Corporation or any Subsidiary; and (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Corporation enters into for service. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. Except as otherwise agreed to by the Corporation and the Participant, any Award under the Plan shall not affect any previous Award to the Participant under the Plan or any other plan maintained by the Corporation or its Subsidiaries. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.
5. Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 2,000,000 shares of Stock. Effective April 28, 2011, and subject to stockholder approval, an additional 750,000 shares of Stock are reserved for issuance under the Plan. Stock covered by an Award granted under the Plan shall not be counted as used unless and until actually issued and delivered to a Participant. Accordingly, if there is (a) a lapse, expiration, termination or cancellation of any Stock Option or other Award outstanding under the Plan prior to the issuance of Stock thereunder or (b) a forfeiture of any shares of Restricted Stock or Stock subject to Awards granted under this Plan prior to vesting, then the Stock subject to these Stock Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any Stock covered by an SAR (including an SAR settled in Stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent Stock is actually issued to the Participant upon exercise of the SAR. Finally, any Stock exchanged by an optionee as full or partial payment of the exercise price under any Stock Option exercised under the Plan, any Stock retained by the Corporation to comply with applicable income tax withholding requirements, and any Stock covered by an Award which is settled in cash, shall be added to the Stock available for Awards under the Plan. All Stock issued under the Plan may be either authorized and unissued Stock or issued and outstanding Stock reacquired by the Corporation (including, in the discretion of the Board, Stock purchased in the market). All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options.
With respect to Awards that are designed to comply with the performance-based compensation exception from the tax deductibility limitation of Code Section 162(m), except as otherwise provided in sections 10 and 11 below, no Participant may receive in any single calendar year Awards of the same type relating to more than 400,000 shares of Stock, as adjusted pursuant to section 14 below.
The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with section 14 below.
6. Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, Equity Performance Awards, Performance Cash Awards, and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 19 and 20 below, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account and are subject to the same vesting or Performance Criteria as the underlying Award. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.
Awards shall be evidenced by an agreement, in such form and manner prescribed by the Committee in its discretion, that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award, including, without limitation, the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including, without limitation, provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting or breach of noncompetition or confidentiality agreements following termination of employment. The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms, conditions and limitations of the Award.
A Participant shall be required to repay to the Corporation or forfeit, as appropriate, any and all Awards granted hereunder to the extent required by applicable law or the “clawback” provisions of any policy adopted by the Committee or the Board, as each may be amended from time to time.
7. Stock Options. Stock Options may be granted to Participants, at any time as determined by the Committee; provided, however, that each Stock Option granted to non-employee Participants shall be a Nonqualified Stock Option. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock (or, in the case of an Incentive Stock Option granted to a Participant who is a 10% shareholder within the meaning of Code Section 422, 110% of the Fair Market Value of the Stock) on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to section 15 below or unless otherwise approved by stockholders as described below.
Each Stock Option shall expire at such time as the Committee shall determine at the time of grant. Stock Options shall be exercisable at such time and manner and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the following:
(a) No Stock Option may be exercised by a Participant (i) prior to the date on which the Participant completes one continuous year of employment with the Corporation or any Related Company after the date of the award thereof (or, in the case of a Participant who is a non-employee director, prior to the first anniversary of the date of the award thereof); or (ii) after the applicable date on which the Stock Option expires and is no longer exercisable.
(b) An Incentive Stock Option shall expire and shall no longer be exercisable after the earliest of:
(i) the date that is the tenth anniversary (or, in the case of an Incentive Stock Option granted to a Participant who is a 10% shareholder within the meaning of Code Section 422, the fifth anniversary) of its grant;

(ii) the date that is three months after the Participant’s continuous employment with the Corporation and all of its Related Companies terminates (for any reason other than the Participant’s death), except in the case of disability (within the meaning of Code Section 22(e)(3)), the first anniversary of the date of such disability; or
(iii) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the Award.
(c) A Nonqualified Stock Option shall expire and shall no longer be exercisable after the earliest of:
(i) the date that is the tenth anniversary of its grant;
(ii) in the case of a Participant who is an employee, the date, if any, on which the Participant’s continuous employment with the Corporation and all of its Related Companies terminates, except (A) in the case of a Qualified Retirement or a total and permanent disability (as defined by the Corporation’s long term disability programs), the third anniversary of the date of such Qualified Retirement or total and permanent disability, or (B) to the extent otherwise provided in an enforceable agreement between a Participant and the Corporation, the date that is three months after the Participant’s continuous employment with the Corporation and all of its Related Companies terminates;
(iii) in the case of a Participant who is a non-employee director, the date the Participant resigns from the Board, or in the event the Participant retires at or after attaining retirement age (as determined under the applicable policy established by the Board) or becomes totally and permanently disabled (as defined by the Corporation’s long term disability programs), the third anniversary of the date of such retirement or total and permanent disability; or
(iv) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the Award.
(d) All rights to purchase shares of Stock pursuant to a Stock Option shall cease as of the date on which such Stock Option expires and is no longer exercisable.
The exercise price, upon exercise of any Stock Option, shall be payable to the Corporation in full by: (a) cash payment or its equivalent; (b) tendering previously acquired Stock purchased on the open market having a Fair Market Value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired Stock; (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Corporation; and (d) such other methods of payment as the Committee, in its discretion, deems appropriate. In no event shall the Committee, without stockholder approval, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price, cancel any outstanding Stock Option for the purpose of cashing out a Stock Option unless such cash-out occurs in conjunction with a change of control (but only to the extent otherwise provided in an enforceable agreement between a Participant and the Corporation), nor reduce the exercise price of an outstanding Stock Option. Reload options are not permitted.
8. Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall be equal to the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to section 15 below. A SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in Stock. In no event shall the Committee, without stockholder approval, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price, cancel any outstanding SAR for the purpose of cashing out a SAR unless such cash-out occurs in conjunction with a change of control (but only to the extent otherwise provided in an enforceable agreement between a Participant and the Corporation), nor reduce the grant price of an outstanding SAR.
9. Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:
(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;
(b) a requirement that the holder forfeit (or in the case of Restricted Stock or RSUs sold to the Participant, resell to the Corporation at cost) such Restricted Stock or RSUs in the event of termination of employment or service with the Corporation and all of its Related Companies during the period of restriction; and
(c) the attainment of Performance Criteria.
Restricted Stock and RSU Awards that are subject to the attainment of Performance Criteria shall be subject to a Performance Period of at least one year and Restricted Stock and RSU Awards that are not subject to the attainment of any Performance Criteria shall be subject to the requirement that the Participant continuously be employed or perform service with the Corporation or any of its Related Companies for at least three years (with such three-year employment or service requirement generally determined beginning with the first day of the calendar year in which such Awards were granted to the Participant), subject in each case to acceleration as determined by the Committee in its sole discretion. All restrictions shall otherwise expire at such times as the Committee shall specify.
Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2008 A.M. Castle & Co. Omnibus Incentive Plan and an agreement entered into between the registered owner and A. M. Castle & Co. A copy of such Plan and agreement is on file in the office of the Secretary of A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131.”
10. Equity Performance Awards. The Committee shall designate the Participants to whom Equity Performance Awards are to be awarded and determine the number of shares or units of Stock, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than three years, subject to acceleration as determined by the Committee in its sole discretion, and, to the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Equity Performance Award shall entitle the Participant to a payment in the form of Stock upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. The Committee may, in its discretion, at any time after the date of the Equity Performance Award adjust the length of the designated period a Participant must hold any Stock delivered in accordance with the vesting of such Award to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of such period be less than one year. No Equity Performance Award may be paid to a Participant in excess of $2,000,000 for any single year.

Notwithstanding satisfaction of any Performance Criteria, the number of shares or units of Stock issued under an Equity Performance Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares or units of Stock earned upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, make a payment in the form of cash, Stock, or other equity based property, or any combination thereof, equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to an Equity Performance Award.
Except as otherwise determined by the Committee in its sole discretion, a Participant who fails to achieve the applicable Performance Criteria or, subject to section 13 below, whose employment or service with the Corporation and all of its Related Companies terminates prior to the end of any vesting period, for any reason, shall forfeit all Equity Performance Awards remaining subject to any such applicable Performance Criteria or vesting period.
11. Performance Cash Awards. The Committee shall designate the Participants (excluding non-employee directors) to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award; provided the Performance Period will not be less than one year, subject to acceleration as determined by the Committee in its sole discretion, and, to the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. No Performance Cash Award may be paid to a Participant in excess of $2,000,000 for any single year. If a Performance Cash Award is earned in excess of $2,000,000, the amount of such Award in excess of this amount shall be deferred until the earlier of (a) the date on which the Participant ceases to be covered by Code Section 162(m), or (b) the first date on which the Committee anticipates or reasonably should anticipate that, if the payment of such excess amount were made on such date, the Corporation’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m). Payment of a Performance Cash Award will be made to the Participant during the period beginning January 1 and ending March 15 of the calendar year following the end of the calendar year to which the Performance Cash Award relates, subject to any acceleration or delay in payment permitted under Code Section 409A.
Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.
Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment or service with the Corporation and all of its Related Companies terminates prior to the end of any vesting period or who fails to achieve the applicable Performance Criteria for any reason shall forfeit all Performance Cash Awards remaining subject to any such vesting period or applicable Performance Criteria.
12. Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 11 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it determines to be in the best interests of the Corporation and subject to such other terms and conditions as it deems appropriate; provided an outright grant of Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.
13. Change of Control. Notwithstanding any provision in the Plan to the contrary, Awards granted hereunder shall be subject to such change in control provisions, if any, specified in an enforceable agreement between a Participant and the Corporation. If and to the event an Award is subject to Code Section 409A and any such enforceable agreement requires a payment or delivery of such Award following a change of control that would not be a permissible distribution event, as defined in Code Section 409A(a)(2), then the payment or delivery of such Award shall be made on the earlier of: (a) the date of payment or delivery originally provided for such Award; or (b) the date of termination of the Participant’s employment or service with the Corporation or six months after such termination (other than by reason of death) in the case of a “specified employee” (as defined in Code Section 409A).

14. Adjustment Provisions.
(a) In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering, or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.
(b) In the event of any merger, consolidation or reorganization of the Corporation with or into another corporation which results in the outstanding Stock of the Corporation being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.
15. Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Corporation or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in section 5 above, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.
16. Nontransferability. Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to charity or to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.
17. Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Corporation may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. A Participant may pay all or a portion of any withholding limited to the minimum statutory amount arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of Stock hereunder by electing to have the Corporation withhold Stock having a Fair Market Value equal to the amount required to be withheld.
18. Duration of the Plan. The Plan shall be limited in duration to ten (10) years and shall expire on April 23, 2018. In the event of the termination of the Plan, the Plan shall remain in effect with respect to any Awards granted hereunder on or before the date of termination, to the extent such Award remains outstanding.
19. Amendment and Termination. The Board may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options, and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of section 7 and section 8 of the Plan (regarding the cancellation, reissuing at a relatively reduced price, or cash-out of Stock Options and SARs, respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, if and to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with Code Section 409A.

The Corporation shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.
20. Other Provisions.
(a) In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Corporation to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Corporation for the cost of such equity incentives.
(b) Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or service with the Corporation; nor interfere in any way with the Participant’s right or the Corporation’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the Participant and the Corporation.
(c) No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(d) In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained in the Plan (but only to the extent that such provision cannot be appropriately reformed or modified).
(e) Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Corporation or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan.
(f) Notwithstanding any other provision of the Plan, the Corporation shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of the U.S. Securities Exchange Commission, New York Stock Exchange, or similar entity. Prior to the issuance of any shares of Stock under the Plan, the Corporation may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any election to satisfy tax withholding obligations through the withholding or surrender of shares of Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act or to obtain any exemption therefrom.

(g) Payments and benefits under the Plan are intended to be exempt from Code Section 409A. If and to the extent any such payment or benefit is determined to be subject to Code Section 409A, such payment or benefit shall comply with Code Section 409A, including, without limitation, the 6-month payment delay applicable to a specified employee (within the meaning of Code Section 409A), and, accordingly, to the maximum extent permitted, such payment or benefit shall be paid or provided under such other conditions determined by Committee that cause such payment or benefit to be in compliance with, or not be subject to, Code Section 409A and the Plan shall be construed and administered accordingly to achieve that objective. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A. The Corporation makes no representation that any or all of the payments or benefits provided under the Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
(h) A Participant and each other person entitled to receive a payment with respect to any Award granted hereunder shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be required in order to facilitate the administration of the Plan and payments hereunder.
21. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws principles of any jurisdiction. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 28, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders and proxy card are available at
http://www.amcastle.com/investors/default.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

■ 21003040303030000000 0	042811

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends that you vote “FOR” the following:					The Board of Directors recommends you vote “FOR” the following proposal:
1.	Election of Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	Advisory Vote on executive compensation.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O	Brian P. Anderson		The Board of Directors recommends you vote for “1 YEAR”:
		O	Thomas A. Donahoe			1 year	2 years	3 years	ABSTAIN
		O O O	Ann M. Drake Michael. H. Goldberg Patrick J. Herbert, III		3.	Advisory Vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
		O	Terrence J. Keating		The Board of Directors recommends you vote “FOR” the following proposals:
		O	James D. Kelly
		O	Pamela Forbes Lieberman				FOR	AGAINST	ABSTAIN
		O O	John McCartney Michael Simpson		4.	Vote to approve an amendment and restatement to the A. M. Castle & Co. Restricted Stock, Stock Option and Equity Compensation Plan to modify certain terms.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					5.
Vote to approve an amendment to the A. M. Castle & Co. Restricted Stock, Stock Option and Equity Compensation Plan to increase the number of shares available for issuance thereunder from 2,000,000 to 2,750,000.
							☐	☐	☐
					6.	Vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of each of the nominees as Directors, FOR proposals 2, 4, 5 and 6 and for “1 YEAR” for proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

■
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

A. M. CASTLE & CO.

Annual Meeting of Stockholders on April 28, 2011
The undersigned, revoking all prior proxies, hereby constitutes and appoints Scott F. Stephens and Robert J. Perna, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 28, 2011, and at any adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1, “FOR” PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5, “FOR” PROPOSAL 6 AND VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
(Continued and to be signed on the reverse side)

■	■

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 28, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders and proxy card are available at
http://www.amcastle.com/investors/default.aspx
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.  ê

■ 21003040303030000000 0	042811

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends that you vote “FOR” the following:					The Board of Directors recommends that you vote “FOR” the following proposal:
1. Election of Directors:							FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	Advisory Vote on executive compensation.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES	O	Brian P. Anderson		The Board of Directors recommends you vote for “1 YEAR”:
		O	Thomas A. Donahoe			1 year	2 years	3 years	ABSTAIN
	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O	Ann M. Drake Michael. H. Goldberg Patrick J. Herbert, III		3.	Advisory Vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
		O	Terrence J. Keating		The Board of Directors recommends you vote “FOR” the following proposals:
		O	James D. Kelly
		O	Pamela Forbes Lieberman				FOR	AGAINST	ABSTAIN
		O O	John McCartney Michael Simpson		4.	Vote to approve an amendment and restatement to the A. M. Castle & Co. Restricted Stock, Stock Option and Equity Compensation Plan to modify certain terms.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					5.
Vote to approve an amendment to the A. M. Castle & Co. Restricted Stock, Stock Option and Equity Compensation Plan to increase the number of shares available for issuance thereunder from 2,000,000 to 2,750,000.
							☐	☐	☐
					6.	Vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of each of the nominees as Directors, FOR proposals 2, 4, 5 and 6 and for “1 YEAR” for proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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